As filed with the Securities and Exchange Commission on January 25, 2010.

SEC File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

PIONEER POWER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware	3677	26-3387077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
9 West 57th Street, 26th Floor New York, New York 10019 (212) 867-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Nathan J. Mazurek Chief Executive Officer Pioneer Power Solutions, Inc. 9 West 57th Street, 26th Floor New York, New York 10019 (212) 867-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Rick A. Werner, Esq. Haynes and Boone, LLP 1221 Avenue of the Americas, 26th Floor New York, New York 10020 Tel. (212) 659-7300 Fax (212) 884-8234
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.001 par value	5,000,000	$1.50(2)	$7,500,000.00	$534.75
Common Stock underlying $2.00 Warrant	1,000,000	$1.50(3)	$1,500,000.00	$106.95
Common Stock underlying $3.25 Warrant	1,000,000	$1.50(3)	$1,500,000.00	$106.95
Total	7,000,000		$10,500,000.00	$748.65

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $1.50 per share, the average of the high and low prices as reported on the OTC Bulletin Board regulated quotation service on January 22, 2010, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)
Estimated at $1.50 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board regulated quotation service on January 22, 2010, for the purpose of calculating the registration fee in accordance with Rule 457(g)(3) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2010

PRELIMINARY PROSPECTUS

7,000,000 Shares

Pioneer Power Solutions, Inc.

Common Stock
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This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 7,000,000 shares of our common stock, which includes:

•	5,000,000 shares of common stock issued in a private placement; and

•	2,000,000 shares of common stock initially issuable upon the exercise of outstanding warrants.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive the exercise price of the warrants if the warrants are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “PPSI.OB”. On January 22, 2010, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $1.50 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the “Company,” “Pioneer,” “we,” “our” and “us” for periods prior to the closing of our share exchange on December 2, 2009, refer to Pioneer Transformers Ltd., a private company incorporated under the Canada Business Corporations Act that is now our wholly-owned subsidiary, and its subsidiaries, and references to the “Company,” “Pioneer,” “we,” “our” and “us” for periods subsequent to the closing of the share exchange on December 2, 2009, refer to Pioneer Power Solutions, Inc., a publicly traded company, and its subsidiary, Pioneer Transformers Ltd. and its subsidiaries.

Corporate History

    We were organized in the State of Nevada on September 16, 2008 as Sierra Concepts, Inc. for the purpose of providing individuals with financial counseling services through the Internet. On November 30, 2009, Sierra Concepts, Inc. merged with and into Pioneer Power Solutions, Inc., a Delaware corporation and wholly owned subsidiary of Sierra Concepts, Inc., for the sole purpose of changing our state of incorporation from Nevada to Delaware and changing our name from “Sierra Concepts, Inc.” to “Pioneer Power Solutions, Inc.” On December 2, 2009, we entered into a share exchange agreement with Pioneer Transformers Ltd., a company incorporated under the Canada Business Corporations Act, and Provident Pioneer Partners, L.P., a Delaware limited partnership and the sole stockholder of Pioneer Transformers Ltd.  Pursuant to the share exchange agreement, on December 2, 2009, Provident Pioneer Partners, L.P. transferred all of the issued and outstanding capital stock of Pioneer Transformers Ltd. to us in exchange for (i) 22,800,000 newly issued shares of our common stock and (ii) a five-year warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.25 per share. As a result of this share exchange, Pioneer Transformers Ltd. became our wholly owned subsidiary.

    Immediately following the share exchange, we transferred all of our pre-share exchange operating assets and liabilities to our wholly-owned subsidiary, Sierra Concepts Holdings, Inc., a Delaware corporation, and transferred all of Sierra Concepts Holdings, Inc.’s outstanding capital stock to our then-majority stockholder in exchange for cancellation of shares of our common stock held by such stockholder.

    After the share exchange and the divestiture of our pre-share exchange operating assets and liabilities we succeeded to the business of Pioneer Transformers Ltd. as our sole line of business, and all of our then-current officers and directors resigned and were replaced by Nathan J. Mazurek and four new directors.

    Contemporaneously with the foregoing transactions, we completed a private placement of 5,000,000 shares of our common stock to certain accredited investors for aggregate gross proceeds of $5,000,000 and sold a five-year warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $2.00 per share to an investor for $10,000.

Overview

    We are a leading North American designer, manufacturer and marketer of liquid-filled electric power, distribution and specialty transformers. We have been in the transformer business for over 50 years and distinguish ourselves by manufacturing a wide range of customized, engineered-to-order equipment for our customers. We serve Canadian and U.S. customers in a variety of industries with particular emphasis on the electric utility, industrial and commercial construction markets.

    Our principal executive offices are located at 9 West 57th Street, 26th Floor, New York, New York 10019, and our telephone number is (212) 867-0700. Our website address is http://www.pioneerpowersolutions.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders:
7,000,000 shares, consisting of 5,000,000 shares issued to investors in a private placement, 1,000,000 shares issuable upon the exercise of a warrant issued to Provident Pioneer Partners, L.P. in connection with a share exchange agreement and 1,000,000 shares issuable upon the exercise of a warrant sold to an investor.

Common stock outstanding prior to the offering:	29,000,000

Common stock outstanding after this offering:	31,000,000(1)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

Common stock offered by the selling stockholders:
7,000,000 shares, consisting of 5,000,000 shares issued to investors in a private placement, 1,000,000 shares issuable upon the exercise of a warrant issued to Provident Pioneer Partners, L.P. in connection with a share exchange agreement and 1,000,000 shares issuable upon the exercise of a warrant sold to an investor.

Common stock outstanding prior to the offering:	29,000,000

Common stock outstanding after this offering:	31,000,000(1)

Use of proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

OTC Bulletin Board symbol:	PPSI.OB
Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

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(1)  The number of outstanding shares after the offering is based upon 29,000,000 shares outstanding as of January 25, 2010 and assumes the full exercise of all warrants with respect to which the underlying shares are being registered pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes 1,600,000 shares of common stock available for future issuance under our 2009 Equity Incentive Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Business

Our industry is highly competitive.

The electrical transformer industry is highly competitive.  Principal competitors in  our markets include Howard Industries, Inc., Carte International, Inc., Partner Technologies, Inc., ABB Transformers, Cooper Industries plc and General Electric Company.  A number of these competitors are significantly larger and have substantially greater resources than we do and are able to achieve greater economies of scale and lower cost structures than us and may, therefore, be able to provide their products to customers at lower prices than we are able to. Moreover, we cannot be certain that our competitors will not develop the expertise, experience and resources to offer products that are superior in both price and quality to our products. Similarly, we cannot be certain that we will be able to maintain or enhance our competitive position within our industry, maintain our customer base at current levels or increase our customer base.

Because we currently derive a significant portion of our revenues from one customer, any decrease in orders from this customer could have an adverse effect on our business, financial condition and operating results.

 We depend on Hydro-Quebec Utility Company for a large portion of our business, and any change in the level of orders from Hydro-Quebec Utility Company, has, in the past, had a significant impact on our results of operations. In particular, Hydro-Quebec Utility Company represented a substantial portion of our sales, approximately 26.3% and 33.2% of net sales in the fiscal years ended December 31, 2008 and 2007, respectively.  If Hydro-Quebec Utility Company was to significantly cancel, delay or reduce the amount of business it does with us, there could be a material adverse effect on our business, financial condition and operating results. Our long term supply agreement for the sale of our products to Hydro-Quebec Utility Company expires in 2010 and we therefore cannot assure you that Hydro-Quebec Utility Company will continue to purchase transformers from us in quantities consistent with the past or at all.  In addition, if Hydro-Quebec Utility Company were to become insolvent or otherwise unable to pay or were to delay payment for services, our business, financial condition and operating results could also be materially adversely affected.

 Fluctuations in the price and supply of raw materials used to manufacture our products may reduce our profits.

 Our raw material costs represented approximately 70% and 74% of our revenues for the fiscal years ended December 31, 2008 and 2007, respectively. The principal raw materials purchased by us are core steel, copper wire, aluminum strip and insulating materials including transformer oil. We also purchase certain electrical components from a variety of suppliers including bushings, switches, fuses and protectors. These raw materials and components are available from and supplied by numerous sources at competitive prices, although there are more limited sources of supply for electrical core steel and transformer oil. Unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect our profitability. While we do not anticipate significant difficulty fulfilling our raw material purchase requirements and have not experienced any such difficulty in the past three years, we cannot provide any assurances that we will not experience such difficulties in the future.

 We may not be able to fully realize the revenue value reported in our backlog.

 We have a backlog of work to be completed on contracts. Orders included in our backlog are represented by customer purchase orders and contracts that we believe to be firm. Backlog develops as a result of new business taken, which represents the revenue value of new customer orders received by us during a given period. Backlog consists of customer orders that either (1) have not yet been started or (2) are in progress and are not yet completed. In the latter case, the revenue value reported in backlog is the remaining value associated with work that has not yet been completed. From time to time, customer orders are canceled that appeared to have a high certainty of going forward at the time they were recorded as new business taken. In the event of a customer order cancellation, we may be reimbursed for certain costs but typically have no contractual right to the total revenue reflected in our backlog. In addition to our being unable to recover certain direct costs, canceled customer orders may also result in additional unrecoverable costs due to the resulting underutilization of our assets.

 We are subject to pricing pressure from our larger customers.

 We face significant pricing pressures in all of our business segments from our larger customers, including Hydro-Quebec Utility Company. Because of their purchasing size, our larger customers can influence market participants to compete on price terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our financial results.

 Deterioration in the credit quality of several major customers could have a material adverse effect on our operating results and financial condition.

 A significant asset included in our working capital is accounts receivable from customers. If customers responsible for a significant amount of accounts receivable become insolvent or otherwise unable to pay for products and services, or become unwilling or unable to make payments in a timely manner, our operating results and financial condition could be adversely affected. A significant deterioration in the economy could have an adverse effect on the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. Deterioration in the credit quality of Hydro-Quebec Utility Company, or of any other major customers, could have a material adverse effect on our operating results and financial condition.

 We may face additional impairment charges if economic environments in which our business operates and key economic and business assumptions substantially change.

 Assessment of the potential impairment of property, plant and equipment, goodwill and other identifiable intangible assets is an integral part of our normal ongoing review of operations. Testing for potential impairment of long-lived assets is dependent on numerous assumptions and reflects our best estimates at a particular point in time, which may vary from testing date to testing date. The economic environments in which our business operates and key economic and business assumptions with respect to projected product selling prices and materials costs, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on both the existence and magnitude of impairments, as well as the time at which such impairments are recognized. Future changes in the economic environment and the economic outlook for the assets being evaluated could also result in additional impairment charges. Any significant asset impairments would adversely impact our financial results.

 Our operating results may vary significantly from quarter to quarter.

 Our quarterly results may be materially and adversely affected by:

•	the timing and volume of work under new agreements;

•	general economic conditions;

•	the spending patterns of customers;

•	customer orders received;

•	losses experienced in our operations not otherwise covered by insurance;

•	a change in the demand or production of our products caused by severe weather conditions;

•	a change in the mix of our customers, contracts and business;

•	increases in design and manufacturing costs; and

•	the ability of customers to pay their invoices owed to us and disagreements with customers related to product performance on delivery.

Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for an entire year.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers’ product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

 We also utilize third party distributors and manufacturer’s representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer’s representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer’s representatives, it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

 We plan to engage in acquisitions and joint ventures, and may encounter unexpected difficulties identifying, pricing or integrating those businesses.

 We seek to grow, in part, through strategic acquisitions that are intended to complement or expand our business, and expect to continue to do so in the future. The success of this strategy will depend on our ability to identify, price, finance and complete these transactions or arrangements. Success will also depend on our ability to integrate the businesses acquired in these transactions. We may encounter unexpected difficulties in completing and integrating acquisitions with our existing operations, and in managing strategic investments.  Furthermore, we may not realize the degree, or timing, of benefits we anticipated when we first entered into a transaction. Any of the foregoing could adversely affect our business and results of operations.

 We may be unsuccessful at generating internal growth.

 Our ability to generate internal growth will be affected by, among other factors, our ability to attract new customers, increase the number or size of orders received by existing customers, hire and retain employees and increase volume utilizing our existing facilities.  In addition, our customers may reduce the number or size of their orders. Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. If we are unsuccessful, we may not be able to achieve internal growth, expand our operations or grow our business.

 The departure of key personnel could disrupt our business.

 We depend on the continued efforts of Nathan J. Mazurek, our sole executive officer, and other senior management. We cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business.

 Our business requires skilled labor, and we may be unable to attract and retain qualified employees.

 Our ability to maintain our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may experience shortages of qualified personnel. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel. Labor shortages or increased labor costs could impair our ability to maintain our business or grow our revenues, and may adversely impact our profitability.

 Our business operations are dependent upon our ability to engage in successful collective bargaining with our unionized workforce.

 Currently, approximately 68% of our workforce is unionized, and we engage in collective bargaining negotiations with the union that represents them. If we are unable to reach agreement with any of our unionized work groups in future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Strikes or labor disputes with our employees may adversely affect our ability to conduct our business.

We carry insurance against many potential liabilities, and our risk management program may leave us exposed to unidentified or unanticipated risks.

Although we maintain insurance policies with respect to our related exposures, these policies contain deductibles and limits of coverage. We estimate our liabilities for known claims and unpaid claims and expenses based on information available as well as projections for claims incurred but not reported. However, insurance liabilities are difficult to estimate due to various factors. If any of our insurance policies or programs are not effective in mitigating our risks, we may incur losses that are not covered by our insurance policies or that exceed our accruals or that exceed our coverage limits and could adversely impact our consolidated results of operations, cash flows and financial position.

 Unforeseen adverse regulatory, environmental, monetary and other governmental policies could have a material adverse effect on our profitability.

 We are subject to international, federal, provincial and local laws and regulations governing environmental matters, including emissions to air, discharge to waters and the generation and handling of waste. We are also subject to laws relating to occupational health and safety. The operation of manufacturing plants involves a high level of susceptibility in these areas, and there is no assurance that we will not incur material environmental or occupational health and safety liabilities in the future. Moreover, expectations of remediation expenses could be affected by, and potentially significant expenditures could be required to comply with, environmental regulations and health and safety laws that may be adopted or imposed in the future. Future remediation technology advances could adversely impact expectations of remediation expenses.

 Future litigation could impact our financial results and condition.

 Our business, results of operations and financial condition could be affected by significant future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business.

 Market disruptions caused by the worldwide financial crisis could affect our ability to meet our liquidity needs at reasonable cost and our ability to meet long-term commitments, which could adversely affect our financial condition and results of operations.

 We rely on our credit facility with our primary lender, amongst other avenues, to satisfy our liquidity needs. Further disruptions in the credit markets or further deterioration of the banking industry’s financial condition, may discourage or prevent our primary lender and other lenders from meeting their existing lending commitments, extending the terms of such commitments or agreeing to new commitments. Market disruptions may also limit our ability to issue debt securities in the capital markets.  We can provide no assurances that our primary lender or any other lenders we may have will meet their existing commitments or that we will be able to access the credit markets in the future on terms acceptable to us or at all.

 Longer term disruptions in the capital and credit markets as a result of uncertainty, reduced financing alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the market stabilizes or until alternative financing can be arranged. Such measures could include deferring capital expenditures and reducing other discretionary expenditures.

 Continued market disruptions could cause a broad economic downturn that may lead to increased incidence of customers’ failure to pay for services delivered, which could adversely affect our financial condition, results of operations and cash flow.

 Continued capital market disruptions could result in increased costs related to variable rate debt. As a result, continuation of market disruptions could increase our interest expense and adversely impact our results of operations.

 Disruption in the capital markets and its actual or perceived effects on particular businesses and the greater economy also adversely affects the value of the investments held within our pension plans. Significant declines in the value of the investments held within our pension plans may require us to increase contributions to those plans in order to meet future funding requirements if the actual asset returns do not recover these declines in value in the foreseeable future.  These trends may also adversely impact our results of operations, net cash flows and financial positions, including our stockholders’ equity.

 Restrictive loan covenants may impact our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

 Our credit facility with our primary lender contains certain covenants that restrict our ability to, among other things:

•	effect an amalgamation, merger or consolidation with any legal entity;

•	cause our subsidiaries to wind up, liquidate or dissolve their affairs;

•	change the nature of our core business; or

•
alter our capital structure in a manner that would be materially adverse to our primary lender, undergo a change of control and make investments or advancements to affiliated or related companies without our primary lender’s prior written consent.

The majority of the liquidity derived from our credit facility is based on availability determined by a borrowing base. Specifically, the availability of credit is dependent upon our eligible receivables, inventory and certain liens. We may not be able to maintain adequate levels of eligible assets to support our required liquidity.

In addition, our credit facility requires us to meet certain financial ratios. Our ability to meet these financial provisions may be affected by events beyond our control.  If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit facility, our primary lender could institute foreclosure proceedings against the assets securing borrowings under those facilities for up to $9.3 million, which would harm our business, financial condition and results of operations.

Our revenue may be adversely affected by fluctuations in currency exchange rates.

Most of our expenditures and revenue will be spent or derived in Canada. However, we report our financial condition and results of operations in U.S. dollars. As a result, fluctuations between the U.S. dollar and the Canadian dollar will impact the amount of our revenues. For example, if the Canadian dollar appreciates relative to the U.S. dollar, the fluctuation will result in a positive impact on the revenues that we report. However, if the Canadian dollar depreciates relative to the U.S. dollar, there will be a negative impact on the revenues we report due to such fluctuation. It is possible that the impact of currency fluctuations will result in a decrease in reported sales even though we have experienced an increase in sales when reported in the Canadian dollar. Conversely, the impact of currency fluctuations may result in an increase in reported sales despite declining sales when reported in the Canadian dollar. The exchange rate from the  U.S. dollar to the Canadian  dollar has fluctuated substantially and may continue to do so in the future. Though we may choose to hedge our exposure to foreign currency exchange rate changes in the future, there is no guarantee such hedging, if undertaken, will be successful.

Risks Relating to the Offering

Our stock price may be volatile after this offering, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•
sales of our common stock, particularly following effectiveness of the registration statement of which this prospectus forms a part, and under any registration statement for the purposes of selling any other securities, including management shares;

•	limited availability of freely-tradable “unrestricted” shares of our common stock to satisfy purchase orders and demand;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

There may be a limited market for our securities and we may fail to qualify for a Nasdaq or other listing.

Although we plan on applying for listing of our common stock on the Nasdaq Stock Market or a different national exchange once we meet the qualifications, there can be no assurance that our initial listing application will be granted, when the required listing criteria will be met or when, or if, our application will be granted. Thereafter, there can be no assurance that trading of our common stock on such market will be sustained or desirable. At the present time, we do not qualify for certain of the initial listing requirements of the Nasdaq Stock Market or other national exchanges. In the event that our common stock fails to qualify for initial or continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or in what are commonly referred to as the “pink sheets.” Under such circumstances, you may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and large investors.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares covered by the registration statement of which this prospectus forms a part, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We do not expect to pay dividends in the future. As a result, any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Risks Relating to Our Organization

Our certificate of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence  corporate  decisions may be limited because Provident Pioneer Partners, L.P. owns a controlling percentage of our common stock.

Provident Pioneer Partners, L.P., which is controlled by Nathan J. Mazurek, our president, chief executive officer, chief financial officer, secretary, treasurer and chairman of the board of directors beneficially owns approximately 79% of our outstanding common stock. As a result of this stock ownership, Provident Pioneer Partners, L.P. and Mr. Mazurek can  control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, as the interests of Provident Pioneer Partners, L.P. and our minority stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with your best interests or the best interest of us as a whole.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

 On December 2, 2009, we became subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger”.  Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
We depend on Hydro-Quebec Utility Company for a large portion of our business, and any change in the level of orders from Hydro-Quebec Utility Company, has, in the past, had a significant impact on our results of operations.

•	Unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect our profitability.

•
Most of our expenditures and revenue will be spent or derived in Canada. However, we report our financial condition and results of operations in U.S. dollars. As a result, fluctuations between the U.S. dollar and the Canadian dollar will impact the amount of our revenues.

•
Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for us to attract and retain customers.

•	Restrictive loan covenants under our credit facility could limit our future financing options and liquidity position and may limit our ability to grow our business.

•	Our chairman controls a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from yours.

•	Future sales of large blocks of our common stock, which are subject to demand registration rights that are triggered by this offering, may adversely impact our stock price.

You should review carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. The warrants have a cashless exercise option. If, however, a selling stockholder were to exercise its warrants for cash, the selling stockholder would pay us the exercise price of the warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since January 7, 2010 under the symbol PPSI.OB. Prior to that date, there was no active market for our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2010	High	Low
First Quarter (through January 22, 2010)	$1.60	$1.50

The last reported sales price of our common stock on the OTC Bulletin Board on January 22, 2010, was $1.50 per share. As of January 25, 2010, there were 23 holders of record of our common stock.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes. Subject to legal and contractual limits, our board of directors will make any decision as to whether to pay dividends in the future. Notwithstanding the foregoing, Pioneer Transformers Ltd., our wholly-owned subsidiary, prior to our share exchange on December 2, 2009, paid cash dividends to Provident Pioneer Partners, L.P., its sole stockholder at the time, of $450,000 during 2008 and $2,342,000 during 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Recent Events

Prior to December 2, 2009, we were a public shell company, as defined by the Securities and Exchange Commission, without material assets or activities. On December 2, 2009, we completed a share exchange, pursuant to which we acquired all of the capital stock of Pioneer Transformers Ltd., causing Pioneer Transformers Ltd. to become our wholly owned subsidiary. In connection with this share exchange, we discontinued our former business and succeeded to the business of Pioneer Transformers Ltd. as our sole line of business. The share exchange is being accounted for as a recapitalization.  Pioneer Transformers Ltd. is the acquirer for accounting purposes and we are the acquired company.  Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of Pioneer Transformers Ltd., retroactively restated for, and giving effect to, the number of shares received in the share exchange, and do not include our historical financial results. The accumulated earnings of Pioneer Transformers Ltd. were also carried forward after the share exchange. Operations reported for periods prior to the share exchange are those of Pioneer Transformers Ltd.

Overview

We manufacture, design, develop, sell and distribute liquid-filled power, distribution and specialty electric transformers for the utility, industrial and commercial markets.

 In connection with our acquisition of Pioneer Transformers Ltd.  and the discontinuation of our former business, we elected to report our financial results in U.S. dollars. Accordingly, all comparative financial information contained in this discussion has been recast from Canadian dollars to U.S. dollars. We also elected to report our financial results in accordance with generally accepted accounting principles in the U.S. to improve the comparability of our financial information with our peer companies.

Although we have elected to report our results in accordance with generally accepted accounting principles in the U.S. and in U.S. dollars, our primary operating subsidiary, Pioneer Transformers Ltd., is a Canadian entity and our functional currency is the Canadian dollar. Our financial position, results of operations, cash flows and equity are initially consolidated in Canadian dollars. Our assets and liabilities are then translated from Canadian dollars to U.S. dollars by applying the foreign currency exchange rate in effect at the balance sheet date, while the results of our operations and cash flows are translated to U.S. dollars by applying the average foreign currency exchange rate in effect during the reporting period. The resulting translation adjustments are included in other comprehensive income or loss.

Critical Accounting Policies

Use of Estimates.  The preparation of financial statements in accordance with generally accepted accounting principles in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and our judgment as to the outcome of future conditions and circumstances. Significant estimates in these financial statements include pension expense, inventory provisions, useful lives and impairment of long-lived assets. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition.  Revenue is recognized when:

•	persuasive evidence of an arrangement exists;

•	delivery occurs;

•	the sales price is fixed or determinable; and

•	collectibility is reasonably assured.

Revenue is recognized on the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer upon delivery, provided that we maintain neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold.

Changes in Accounting Principles.  No significant changes in accounting principles were adopted during fiscal 2007 and 2008, or during the first nine months ended September 30, 2009, except for the following:

Fair Value Measurements.  SFAS 157, Fair Value Measurements, (“SFAS 157”) is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008. We adopted SFAS 157 for financial assets and liabilities in fiscal 2008 with no material impact to our financial statements. We are currently evaluating the potential impact of the application of SFAS 157 on our nonfinancial assets and liabilities.

SFAS 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS 157 requires new disclosure requirements that establish a framework for measuring fair value in accordance with generally accepted accounting principles in the U.S., and expands disclosure requirements pertaining to fair value measurements. SFAS 157 enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, we perform a detailed analysis of the assets and liabilities that are subject to SFAS 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. There were no assets or liabilities measured at fair value as at December 31, 2008 or September 30, 2009.

Fair Value of Financial Instruments.  Fair value represents our best estimate based on a range of methodologies and assumptions. Advances to companies controlled by shareholders and the advances from ultimate shareholders are presumed to have a fair value measured by the cash proceeds exchanged at issuance in accordance with APB-21, “Interest on Receivables and Payables.”

Unrecognized Tax Benefits.  On January 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) which is an interpretation of SFAS 109, Accounting for Income Taxes (“SFAS 109”). FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon ultimate settlement with a taxing authority, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Prior to January 1, 2007 and the implementation of FIN 48, we recorded tax contingencies when the exposure item became probable and reasonably estimable, in accordance with SFAS 5, Accounting for Contingencies. The adoption of FIN 48 has not had a material effect on our financial position or results of operations for the years ended December 31, 2008 and 2007.

We do not expect our unrecognized tax benefits to change significantly over the next twelve months.

Classification of Interest and Penalties.  Additionally, FIN 48 requires that we accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws.  Our policy to include interest and penalties related to unrecognized tax benefits within the provision for income taxes did not change as a result of adopting FIN 48.

Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Revenue.  For the nine months ended September 30, 2009, revenue decreased 14.4% to $30.4 million from $35.5 million during the same period in 2008. The decline in revenue was primarily attributable to the translation effect of a strengthening in the U.S. dollar against the Canadian dollar. This effect was more pronounced due to a decrease in our U.S. dollar denominated revenue during 2009 as compared to the same period in 2008, reflecting an increase in demand fulfilled for products in the Canadian utility market. The remainder of our revenue decline for the period was attributable to the net effect of decreases in transformer unit volume and average selling prices, offset by an increase in the average price per electrical unit of transformation capacity sold.

Gross Margin.  For the nine months ended September 30, 2009, our gross margin percentage increased to 27.4% of revenues, compared to 20.5% during the same period in 2008.  The increase in our gross margin resulted primarily from increases in the sales of larger units to the utility market, more efficient manufacturing and lower material costs. These positive contributors to our gross margin were partially offset by the translation effect of a strengthening in the U.S. dollar against the Canadian dollar. While most of our operating revenues are denominated in Canadian dollars, a portion of our expenses, including the majority of our costs of goods sold, are denominated and disbursed in U.S. dollars.

 The electrical transformer industry is highly competitive and requires that we expend significant resources.  Our profitability is dependent on a number of factors including a favorable product mix, factory configuration, manufacturing capacity and utilization and prices for various raw material commodities. Accordingly, there can be no assurance that such or other factors will not have a material effect on our gross margin in future periods.

 Selling, General and Administrative Expense.  For the nine months ended September 30, 2009, selling, general and administrative expense decreased 19.1% to approximately $2.7 million from $3.4 million during the same period in 2008. These cost savings resulted primarily from a large reduction in sales commission expense, driven by the decision to service certain customer accounts in-house rather than through external sales agents. Selling, general and administrative expense as a percentage of revenue decreased to 8.9% for the nine months ended September 30, 2009, compared to 9.5% for the same period in 2008.

 Foreign Exchange (Gain) Loss.  Most of our operating revenues are denominated in Canadian dollars and a material percentage of our expenses are denominated and disbursed in U.S. dollars. Historically, we have not engaged in currency hedging activities. Accordingly, fluctuations in the relative value of the U.S. dollar as compared to the Canadian dollar between the time we initiate and then settle transactions with our customers and suppliers can have an impact on our operating results. For the nine months ended September 30, 2009, the impact of these fluctuations resulted in a loss of approximately $281,000 to operating profit, compared to a gain of $37,000 during the same period of 2008.

Write-down of Advances to Companies Controlled by Stockholders.  During the third quarter of 2008, we wrote down the entire amount of advances we made to certain members of Provident Pioneer Partners, L.P., which advances were made to these members as reimbursement for certain advances made by them to a switchgear manufacturing company formerly controlled by Provident Pioneer Partners, L.P. This write-down resulted in an operating loss of $0.7 million being recognized for the nine months ended September 30, 2008, as compared to no loss being recognized for the same period in 2009.

Interest and Factoring Fees.  For the nine months ended September 30, 2009, interest and factoring fees decreased 31.2% to approximately $282,000 from $410,000 during the same period in 2008. The decrease in interest and factoring fees was primarily the result of lower average borrowings and interest rates during the nine months ended September 30, 2009, as compared to the same period in 2008.

 Provision for Income Taxes.  Our provision for income taxes reflects an effective tax rate on earnings before income taxes of 30.7%, as compared to 35.7% for the same period in 2008. The decrease in our effective tax rate between 2008 and 2009 is primarily attributable to the non-deductible write-down of advances made to Provident Pioneer Partners, L.P., as described earlier in this section, that was recognized in the third quarter of 2008.

 Net Earnings.  For the nine months ended September 30, 2009, we generated net earnings of $3.4 million, a significant increase over our net earnings of $1.7 million for the same period in 2008. During 2009, our net earnings have benefited from several factors including a favorable product mix that has generated higher gross margins, a weakening in the U.S. dollar as compared to the Canadian dollar and reductions in our selling, general and administrative expenses and debt service costs.

 Backlog.  Our order backlog at September 30, 2009 was $21.0 million, as compared to $19.8 million at December 31, 2008 and $22.7 million at September 30, 2008. New orders placed during the nine months ended September 30, 2009 were $29.4 million, a decrease of 7.0% (or an increase of 6.8% on a constant currency basis) compared to new orders of $31.6 million that were placed during the nine months ended September 30, 2008.

 Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue.  Total revenue decreased 4.6% to $43.9 million in 2008 from $46.0 million in 2007. The decline in revenue during 2008 was primarily attributable to the net effect of a decrease in transformer unit volume sold, offset by an increase in the average price per unit sold. Our product sales mix during 2008 reflected our continuing strategy to emphasize the sale of more highly-engineered transformers that generally command higher selling prices and gross margins, but require longer manufacturing times and thereby reduce overall unit volume.

 Gross Margin.  Our gross margin percentage for 2008 increased to 20.5% of revenues compared with 17.8% in 2007. The increase was primarily related to the change in product mix associated with the sale of larger units into the utility market. The electrical transformer industry is highly competitive and requires that we expend significant resources.  Our profitability is dependent on a number of factors including a favorable product mix, factory configuration, manufacturing capacity and utilization and prices for various raw material commodities. Accordingly, there can be no assurance that such or other factors will not have a material effect on our gross margin in future periods.

 Selling, General and Administrative Expense.  Selling, general and administrative expenses increased 5.9% to $4.2 million in 2008, as compared to $4.0 million in 2007. This net increase was the result of many individual changes in our costs that included, among the larger changes, increased engineering staff costs (associated with manufacturing larger and more complex units) and lower external sales commission expense. Selling, general and administrative expenses as a percentage of revenue increased to 9.6% in 2008 from 8.6% in 2007.

 Foreign Exchange (Gain) Loss.  Most of our operating revenues are denominated in Canadian dollars and a material percentage of our expenses are denominated and disbursed in U.S. dollars. We have historically not engaged in currency hedging activities. Accordingly, fluctuations in the relative value of the U.S. dollar versus the Canadian dollar between the time we initiate and then settle transactions with our customers and suppliers can have an impact on our operating results. During 2008, the impact of these fluctuations resulted in a gain of $0.1 million to operating profit, compared to a gain of approximately $0.9 million in 2007.

 Write-down of Advances to Companies Controlled by Stockholders.  During the third quarter of 2008, we wrote down the entire amount of advances we made to certain members of Provident Pioneer Partners, L.P., which advances were made to these members as reimbursement for certain advances made by them to a switchgear manufacturing company formerly controlled by Provident Pioneer Partners, L.P. This write-down resulted in an operating loss of $0.7 million being recognized in 2008, as compared to no operating loss being recognized in 2007.

 Interest and Factoring Fees.  Interest and factoring fees were approximately $512,000 for 2008, down 21.7% from approximately $654,000 in 2007. The decrease was primarily a result of lower average borrowings and interest rates during 2008.

 Provision for Income Taxes.  Our provision for income taxes reflects an effective tax rate on earnings before income taxes of 38.8% in 2008, as compared to 74.6% in 2007. Our effective tax rate in 2008 was primarily impacted by the non-deductible write-down of advances to Provident Pioneer Partners, L.P. described earlier in this section that was recognized during the third quarter. The higher 2007 effective tax rate primarily reflects tax provisions for prior years’ assessments.

 Net Earnings.  We generated net earnings of $2.1 million in 2008, compared to $1.1 million in 2007. During 2008 we generated higher gross profits despite lower overall revenue, while leveraging our existing infrastructure to sell increasing volumes of larger and more highly-engineered products.

 Backlog.  The order backlog at December 31, 2008 was $19.7 million, down 31.3% (or 15.6% on a constant currency basis) compared to $28.8 million at December 31, 2007. New orders placed during 2008 were $40.1 million, a decrease of 21.1% (or 21.6% on a constant currency basis) compared to orders during 2007 of $50.9 million.

Liquidity and Capital Resources

General.  At September 30, 2009, we had cash and cash equivalents of approximately $201,000. We have historically met our cash needs through a combination of cash flows from operating activities and bank borrowings. Our cash requirements are generally for operating activities, debt repayment and capital improvements. We believe that working capital, funds available under our credit agreement, and funds generated from operations should be sufficient to finance our cash requirements for anticipated operational activities, capital improvements, repayment of debt and possible future acquisitions through the next 12 months.

Our operating activities generated cash flow of approximately $0.8 million for the nine month period ended September 30, 2009, and used cash of $1.3 million during the same period in the prior year. The principal elements of cash flow from operations for the nine months ended September 30, 2009 included net income of $3.4 million and depreciation of $0.2 million, offset by increased investment in operating working capital elements of $2.8 million.

Cash used in our financing activities was $0.9 million for the nine months ended September 30, 2009, compared to cash generated of approximately $1.5 million during the comparable period of 2008. The principal reason for the decrease in cash from financing activities during 2009 was that we repaid approximately $0.4 million of our bank indebtedness during the nine months ended September 30, 2009, whereas we had borrowed an additional $1.9 million under our credit facility during the nine months ended September 30, 2008.

Cash used in investing activities during the nine months ended September 30, 2009 was approximately $94,000 for additions to property and equipment, compared to $487,000 during the same period in 2008, which consisted of approximately $144,000 in additions to property and equipment and $342,000 in dividend payments.

As of September 30, 2009, current assets exceeded current liabilities by 1.6 times. Current assets increased $3.8 million during the nine months ended September 30, 2009 while current liabilities increased by $0.2 million during the same period. As a result, our working capital increased by $3.6 million to $5.3 million during the nine months ended September 30, 2009.

Credit Facilities.  As of September 30, 2009, we had a credit facility with our primary lender consisting of a revolving loan of up to approximately $5.8 million bearing interest at the lender’s prime rate plus 1.5% per annum. Our agreement with this lender provided for us to continually sell all of our accounts receivable to the lender. To the extent that we drew funds prior to the collection of the accounts receivable (the bank indebtedness), the funds bore interest at the lender’s prime rate plus 1.5% per annum. We were contingently liable for credit risk, merchandise disputes and other claims on accounts receivable sold to the lender and, accordingly, accounts receivable were therefore still presented on our balance sheet. As of September 30, 2009 and December 31, 2008, the amount of the revolving credit line outstanding was approximately $4.2 million and $4.1 million, respectively.

Subsequent to the end of our third quarter ended September 30, 2009, we entered into a financing arrangement with a new primary lender that replaced the credit facility described immediately above. The new credit facility consists of an $8.8 million demand revolving credit facility and a $1.6 million term loan facility. The demand revolving credit facility is subject to margin criteria, and along with the term loan facility bears interest at the lender’s prime lending rate plus 0.75% or the U.S. base rate plus 0.75%. The credit facility is secured by a first-ranking lien in the amount of $9.3 million on all of our assets, a collateral mortgage of $9.3 million on our land and buildings as well as charges against our inventory.

Also subsequent the end of our third quarter ended September 30, 2009 and in conjunction with our acquisition of Pioneer Transformers Ltd. pursuant to a share exchange on December 2, 2009 and our concurrent private placement of 5,000,000 shares of common stock for $5,000,000, we drew $2.0 million against our new credit facility to fund a cash dividend to Provident Pioneer Partners, L.P. A portion of the proceeds from the private placement were then used to repay all amounts outstanding under our credit facility and, as a result, we had no bank indebtedness outstanding as of the closing of the private placement.

Equipment Loans.  As of September 30, 2009, we had equipment loans with an aggregate principal amount outstanding of approximately $160,000, compared to approximately $260,000 outstanding as of December 31, 2008. These equipment loans bear interest at rates varying from 5.93% to 9.93% and are repayable in monthly installments of approximately $15,000 including interest, with a final payment due in December 2010.

Loans from Stockholder. Certain limited partners of Provident Pioneer Partners, L.P. previously advanced us an aggregate $150,000 at the rate of 12% per annum with no specific terms of repayment. These advances are not expected to be repaid prior to October 1, 2010.

Factors That May Affect Future Operations

We believe that our future operating results will continue to be subject to quarterly variations based upon a wide variety of factors, including the cyclical nature of the transformer industry and the markets for our products. Our operating results could also be impacted by a weakening of the Canadian dollar, changing customer requirements and exposure to fluctuations in prices of important raw supplies, such as copper, steel and aluminum.  We attempt to minimize these increases through the inclusion of escalation clauses with respect to commodities in our customer contracts. In addition to these measures, we attempt to recover other cost increases through improvements to our manufacturing efficiency and through increases in prices where competitively feasible. Lastly, other economic conditions we cannot foresee may affect customer demand. We predominately sell to customers in the utility market. Accordingly, changes in the condition of any of our customers may have a greater impact than if our sales were more evenly distributed between different end markets.

Off Balance Sheet Transactions and Related Matters

 We have no off-balance sheet transactions, arrangements, obligations (including contingent obligations), or other relationships with unconsolidated entities or other persons that have, or may have, a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

 In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific acquisition related items including:

•	expensing acquisition related costs as incurred;

•	valuing non-controlling interests at fair value at the acquisition date; and

•	expensing restructuring costs associated with an acquired business.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, FASB issued SFAS 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling or minority interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. We expect SFAS 160 will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In March 2008, FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact that this statement will have on our disclosures related to derivative instruments and hedging activities.

In May 2008, FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the U.S. for nongovernmental entities. SFAS 162 shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS 162 is not expected to have a material effect on our financial position or results of operations.

In May 2008, FASB issued FSP APB-14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“APB-14-1”). APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, APB-14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. APB-14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. The adoption of APB-14-1 is not expected to have a material effect on our financial position or results of operations.

In April 2008, FASB issued SFAS 142-3, Determination of the Useful Life of Intangible Assets (“SFAS 142-3”). SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of  SFAS 142-3 is not expected to have a material effect on our financial position or results of operations.

In June 2008, FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”). EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The adoption of EITF 03-6-1 is not expected to have a material effect on our financial position or results of operations.

In June 2008, FASB issued EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF 07-5 is not expected to have a material effect on our financial position or results of operations.

 In June 2008, FASB issued EITF 08-3, Accounting by Lessees for Non-refundable Maintenance Deposits (“EITF 08-3”). EITF 08-3 prescribes the accounting for all non-refundable maintenance deposits. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF 08-3 is not expected to have a material effect on our financial position or results of operations.

 In November 2008, FASB issued EITF 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). This EITF considers whether all of the provisions of SFAS 141R and SFAS 160 should be applied when accounting for an equity method investment. This EITF is effective on a prospective basis in fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of EITF 08-6 is not expected to have a material effect on our financial position or results of operations.

 In November 2008, FASB issued EITF 08-8, Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That Is Based on the Stock of an Entity’s Consolidated Subsidiary (“EITF 08-8”). EITF 08-8 addresses the determination of whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock and therefore should not be precluded from qualifying for the first part of the scope exception in paragraph 11(a) of SFAS 133 or being within the scope of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF 08-8 is not expected to have a material effect on our financial position or results of operations.

In December 2008, FASB issued SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“SFAS 132(R)-1”). SFAS 132(R)-1 provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. SFAS 132(R)-1 also includes a technical amendment to SFAS 132R, Employer Disclosures about Pensions and Other Postretirement Benefits, that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2008.  The adoption of SFAS 132(R)-1 is not expected to have a material effect on our financial position or results of operations.

BUSINESS
Corporate History

We were organized in the State of Nevada on September 16, 2008 as Sierra Concepts, Inc. for the purpose of providing individuals with financial counseling services through the Internet. On November 30, 2009, Sierra Concepts, Inc. merged with and into Pioneer Power Solutions, Inc., a Delaware corporation and wholly owned subsidiary of Sierra Concepts, Inc., for the sole purpose of changing our state of incorporation from Nevada to Delaware and changing our name from “Sierra Concepts, Inc.” to “Pioneer Power Solutions, Inc.” On December 2, 2009, we entered into a share exchange agreement with Pioneer Transformers Ltd., a company incorporated under the Canada Business Corporations Act, and Provident Pioneer Partners, L.P., a Delaware limited partnership and the sole stockholder of Pioneer Transformers Ltd.  Pursuant to the share exchange agreement, on December 2, 2009, Provident Pioneer Partners, L.P. transferred all of the issued and outstanding capital stock of Pioneer Transformers Ltd. to us in exchange for (i) 22,800,000 newly issued shares of our common stock and (ii) a five-year warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.25 per share. As a result of this share exchange, Pioneer Transformers Ltd. became our wholly owned subsidiary.

Immediately following the share exchange, we transferred all of our pre-share exchange operating assets and liabilities to our wholly-owned subsidiary, Sierra Concepts Holdings, Inc., a Delaware corporation, and transferred all of Sierra Concepts Holdings, Inc.’s outstanding capital stock to our then-majority stockholder in exchange for cancellation of shares of our common stock held by such stockholder.

After the share exchange and the divestiture of our pre-share exchange operating assets and liabilities we succeeded to the business of Pioneer Transformers Ltd. as our sole line of business, and all of our then-current officers and directors resigned and were replaced by Nathan J. Mazurek and four new directors.

Overview

We are a leading North American designer, manufacturer and marketer of liquid-filled electric power, distribution and specialty transformers. We have been in the transformer business for over 50 years and distinguish ourselves by manufacturing a wide range of customized, engineered-to-order equipment for our customers. We serve Canadian and U.S. customers in a variety of industries with particular emphasis on the electric utility, industrial and commercial construction markets.

An electric transformer is used to reduce or increase the voltage of electricity traveling through a wire. This is accomplished by transferring electric energy from one coil or winding to another coil through electromagnetic induction. Electric power plants use generator transformers to “step-up,” or increase, voltage that is transferred through power lines in order to transmit the electricity more efficiently and over long distances. When the high voltage electricity reaches a community, a “step-down” transformer reduces its voltage. A distribution transformer makes a final step-down in voltage by diminishing the force of the electricity to a level usable in homes and businesses. Some electrical devices, such as doorbells and small appliances, use additional step-down transformers to decrease voltage even further.

Transformers are integral to any electrical transmission and distribution system. Electric utilities use transformers for the construction and maintenance of their power networks, industrial firms use transformers to supply factories with electricity and to distribute power to production machinery and the construction industry uses transformers to connect new homes and buildings to the electricity grid.

The Industry

Demand for our electrical power and distribution transformers results primarily from spending by electric utilities for replacements, expansions and efficiency improvements. Demand is also sensitive to overall economic conditions, particularly with respect to the level of industrial production and investment in commercial and residential construction. Other market factors include voltage conversion, voltage unit upgrades, electrical equipment failures, higher energy costs and stricter environmental regulations.

According to The Freedonia Group, a market research firm, U.S. demand for electrical transmission and distribution equipment, which includes switchgear, transformers, pole/line hardware and meters, was $20.8 billion in 2008. Of this amount, approximately 38%, or $7.9 billion, was comprised of demand for transformers. Together with Canadian demand for transformers, we believe that the North American market currently exceeds $8.5 billion annually. The value of transformer shipments in the U.S. has grown 10.6% per annum since 2003 due to capital spending increases by utilities and due to recent price increases of key material inputs such as steel and copper. Assuming more stable prices, The Freedonia Group expects transformer demand to increase 2.3% annually through 2013, accelerating to 3.4% per annum thereafter through 2018.

This prediction of accelerating growth is consistent with the need to upgrade the U.S. power grid and is supported by regulatory initiatives intended to improve system stability and promote growth in electric power generation by independent producers and in renewable energy sources such as wind power. For example, according to The Brattle Group, a consulting firm, 70% of all power transformers are currently over 25 years old. Including other major equipment components of the U.S. power grid also operating at, close to or past their planned service lives, The Brattle Group estimates $1.5 trillion of capital investment will be required in the U.S. electrical infrastructure by 2030 in order to meet growing demand and targets for efficiency, emissions and renewable sources. A majority of these expenditures, or approximately $900 billion, is expected by The Battle Group to be for transmission and distribution equipment, with the remainder being spent on increasing generation capacity.

The transformer market is very fragmented due to the range of sizes, voltages and technological standards required by different categories of end-users. This diversity of manufacturers also reflects the fact that many orders are custom-engineered and tend to be very time-sensitive since other critical work is frequently being coordinated around the customer’s transformer installation. As a result of these and other factors, the vast majority of North American demand for transformers is satisfied from producers in the U.S. and Canada. According to the U.S. Census Bureau, there are over 250 transformer manufacturers in the U.S. and at least 50 that manufacture larger power and distribution transformers such as those produced by us.

Products

We design, develop, manufacture and sell a wide range of liquid-filled electrical power and distribution transformers. Power transformers are designed for utility and industrial customers to be installed in substations or commercial electric power centers for apartment complexes, shopping centers, factories and other high load users of electrical power. Distribution transformers are used to step-down high voltage electrical transmissions to usable levels (typically to 120 or 240 volts) for use in homes, offices and factories. Distribution transformers may be mounted on utility poles, or increasingly, they are placed at ground level on a concrete pad or in underground vaults.

Our transformer products are manufactured in electrical power ranges from 25 kVA (kilovolt amperes) to 10 MVA (megavolt amperes) and at up to 44 kV (kilovolts) in voltage. In recent years, we have focused primarily on the small power market, generally considered to include transformers between 1 MVA and 10 MVA, as well as on specialty transformers such as network and other highly-engineered models. We sell our products to electrical utilities, independent power providers, electrical co-ops, industrial companies, commercial users and to electric equipment wholesalers. Our primary product categories are as follows:

Transformer Type	Range of Sizes	Applications

Small Power	300 kVA to 10 MVA	Power conversion for the utility and industrial/commercial market, typically found in substations

Network	300 kVA to 3.75 MVA	Subway and vault-type transformers designed to withstand harsh environments and typically used by utilities and municipal power authorities to ensure reliability of service

Pad Mount	75 kVA to 10 MVA	Distribution transformers commonly used in underground power or distribution systems

Unitized Pad-Mount	Up to 5 MVA	Combines pad-mounts with other equipment in a product that can be substituted for conventional unit substations at apartment complexes, shopping centers, hospitals and similar commercial facilities

Mini-Pad	25 kVA to 167 kVA	Single phase, low profile pad-mounted distribution transformers for residential and underground distribution

Platform-Mount	250 kVA to 2.5 MVA	Single phase units from 250 kVA to 1,000 kVA, also supplied for substation installation up to 2,500 kVA

The transformers we manufacture are typically shell-type, composed of steel cores surrounding wound coils and mounted inside tanks made of hot rolled steel that are filled under vacuum with oil or another liquid with similar cooling and/or dielectric properties such as silicone or FR3. We manufacture the cores from non-aging, grain-oriented silicon steel strip. Stresses that develop in cutting and forming the core are relieved by batch annealing in our nitrogen atmosphere ovens. We wind the coils on thermally upgraded heavy board forms to provide high mechanical strength and basic insulation to ground. Layer insulation consists of adhesive coated thermally upgraded paper of several different thicknesses. Our core/coil/frame mounting system is designed to assure a relatively stress free assembly resulting in consistently low core loss (i.e., high efficiency) and low sound level.  Many of our products adhere to standards developed by Underwriters Laboratories Inc., the American National Standards Institute and the Canadian Standards Association.

Business Strategy

The foundation of our strategy is to build upon the core strengths that we believe have led to our growth and increasing profitability in recent years -- our engineering and manufacturing capabilities, our product quality and our highly flexible, individualized and responsive standards for customer service. The combination of these strengths enables us to consistently deliver high volumes of custom-engineered transformers. Our strategy is to continually seek ways to broaden our capabilities to serve our customers more completely and directly, an approach we believe will maximize our market penetration, increase our revenues more profitably and we hope will create barriers to entry for our competitors.

We intend to expand rapidly over the next several years by adhering to this strategy in the execution of our internal growth and acquisition plans.

Internal Growth

We intend to build our revenue and profit margins at rates exceeding industry norms primarily by continuing our sales and product mix migration towards more highly-engineered, value-added products. We intend to accomplish this goal by emphasizing the sale of more power, network and subsurface transformers to new and existing utility customers, particularly in the U.S. To increase our manufacturing capacity for these products, which are among the largest we produce, in September 2009 we commenced a significant plant expansion. This expansion will alleviate production scheduling conflicts and increase utilization of our existing floor space, while establishing the potential to produce still larger, more high-powered transformers in the future.

Acquisitions

We intend to pursue opportunities to acquire businesses that increase our market share in transformers or expand our geographic reach. We also intend to consider acquiring manufacturers of other highly engineered and customized ancillary or complementary products that will further our penetration of markets and customers served. We favor candidates that have competencies and business characteristics similar to our own, and those that we expect will benefit from some of the major trends affecting our industry.

China Expansion

We place a high priority on entering the Chinese market for transmission and distribution equipment, either by way of a plant or company acquisition. According to The Freedonia Group, the 2008 market for transmission and distribution equipment in China was ¥179.1 billion ($25.8 billion), of which ¥53.2 billion ($7.7 billion) was for transformers, a market segment that is expected to grow 10.5% annually through 2013. Based on reports by the China National Transformer Association and on our management’s own knowledge and experience with respect to doing business in China, we believe the Chinese market is far more fragmented than the North American market and that there are many potential candidates for a business combination that would benefit from our experience and access to the U.S. public capital markets.

Customers

We sell our products principally to Canadian customers, who presently account for more than 80% of our sales. Our customers include a majority of Canada’s electrical utilities, several U.S. utilities and municipal power systems, large industrial companies, engineering and construction firms and a number of electrical distributors. During the past five years approximately 70% of our sales have been to utilities, with the remainder being sold primarily to industrial companies and electrical distributors.

Approximately 26% and 40% of our sales in 2008 and during the first nine months of 2009, respectively, were made to Hydro-Quebec Utility Company, a government-owned utility in the Province of Quebec, Canada. The majority of our sales to Hydro-Quebec Utility Company are made pursuant to a long-term contract that expires in 2010. Hydro-Quebec Utility Company has been a customer of ours and our predecessors for approximately 40 years, over which time we have been party to consecutive long-term contracts for an uninterrupted period spanning several decades. We believe the status of our business relationship with Hydro-Quebec Utility Company to be good. For the first nine months of 2009, no other customer accounted for 10% or more of our sales. Aside from Hydro-Quebec Utility Company, we do not believe that the loss of any specific customer would have a material adverse effect on our business.

Competition

We experience competition from a large number of transformer manufacturers. The number and size of our competitors varies considerably by product line, with many of our competitors tending to be small, highly specialized or focused on a certain geographic market area or customer. However, several of our competitors have substantially greater financial and technical resources than us, including some of the world’s largest electrical products companies such as ABB Ltd., Cooper Industries plc, General Electric Company, Groupe Schneider and Siemens AG.

 We believe that we compete primarily on the basis of product quality, product innovation, service and price. We have established a niche in the manufacture and design of small power and distribution electrical transformers and, in particular, custom transformers requiring specialized and complex applications. As a result of our long-time presence in the industry, we possess a number of special transformer designs that we have engineered and developed specifically for our customers. We believe these designs give us a competitive advantage and that they are a major contributor to our high frequency of repeat customer orders; repeat customers typically account for over 75% of our sales from year to year.

Raw Materials and Suppliers

The principal raw materials purchased by us are core steel, copper wire, aluminum strip and insulating materials including transformer oil. We also purchase certain electrical components from a variety of suppliers including bushings, switches, fuses and protectors. These raw materials and components are available from and supplied by numerous sources at competitive prices, although there are more limited sources of supply for electrical core steel and transformer oil. Unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect our profitability. We anticipate no significant difficulty fulfilling our raw material purchase requirements and have not experienced any such difficulty in the past several years.  Our largest suppliers include Cogent Power, Inc., Itochu Corporation and Rea Magnet Wire Company.

Marketing, Sales and Distribution

A substantial portion of the transformers manufactured by us are sold to customers by our direct sales force of full-time sales personnel operating either from our two offices in Canada or our office in the U.S.  Our products are also sold through our network of independent sales agents throughout North America.  Our direct sales force markets to end users and to third parties, such as engineering firms, that prescribe the specifications and parameters that control the applications of our products.

Facilities

We have one manufacturing facility located in Granby, Quebec, Canada, which was built in 1962 and consists of approximately 38,000 square feet.  The facility sits on approximately 25 acres in the town of Granby which is located approximately 40 miles east of Montreal. We own both the facility and the land through Granby Realty. We believe the facility has been well maintained and is in proper condition necessary to operate at current levels.  Our primary lender has a senior secured mortgage on the facility and the land in order to secure up to $9.3 million of indebtedness that we have the right to draw down upon under our existing line of credit.

We lease office space for our engineering and marketing office in Mississauga near Toronto, Ontario, Canada.  Our monthly rent is $3,065 and the lease expires in 2011.  We also pay $6,500 per month for use of office space for our executive management and sales office in New York City.

Sales Backlog

Backlog reflects the amount of revenue we expect to realize upon the shipment of customer orders for products that are not yet complete or for which work has not yet begun.  Our sales backlog as of September 30, 2009 was approximately $21.0 million, as compared to $22.8 million at September 30, 2008. We anticipate that approximately half of our current backlog will be delivered during the remainder of 2009. Orders included in our sales backlog are represented by customer purchase orders and contracts that we believe to be firm.

Employees

At September 30, 2009, we had 61 employees consisting of 22 salaried staff and 39 hourly workers.  We had no part-time employees.  Our hourly employees, all located at our plant in Granby, are covered by a collective bargaining agreement with the United Steel Workers of America Local 5653 that expires in May 2010. We consider our relationship with our employees to be good.

Environmental

We are subject to numerous environmental laws and regulations concerning, among other areas, air emissions, discharges into waterways and the generation, handling, storing, transportation, treatment and disposal of waste materials. These laws and regulations are constantly changing and it is impossible to predict with accuracy the effect they may have on us in the future. Like many other industrial enterprises, our manufacturing operations entail the risk of noncompliance, which may result in fines, penalties and remediation costs, and there can be no assurance that such costs will be insignificant. To our knowledge, we are in substantial compliance with all federal, state, provincial and local environmental protection provisions, and believe that the future cost of fines, penalties and remediation protection provisions, if any, should not have a material adverse effect on our capital expenditures, earnings or competitive position. However, legal and regulatory requirements in these areas have been increasing and there can be no assurance that significant costs and liabilities will not be incurred in the future due to regulatory noncompliance.

Legal Proceedings

There are currently no pending legal proceedings and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

MANAGEMENT

The following table sets forth information regarding the members of our board of directors and our sole executive officer. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Name	Age	Position
Nathan J. Mazurek	47	Chief Executive Officer, President, Chairman of the Board of Directors, Chief Financial Officer, Secretary and Treasurer
Yossi Cohn	31	Director
David J. Landes	53	Director
David Tesler	36	Director
Jonathan Tulkoff	45	Director

Nathan J. Mazurek, President, Chief Executive Officer, Chairman of the Board of Directors, Chief Financial Officer,  Secretary and Treasurer. Mr. Mazurek has served as our chief executive officer, president, chairman of the board of directors, chief financial officer, secretary and treasurer since December 2, 2009.  Mr. Mazurek has over 20 years of experience in the electrical equipment and components industry.  Mr. Mazurek has served as the chief executive officer, vice president, sales and marketing and chairman of the board of directors of Pioneer Transformers Ltd. since 1995.  Mr. Mazurek has served as the president of American Circuit Breaker Corp., a manufacturer and distributor of circuit breakers, since 1988 and as a director of Empire Resources, Inc., a distributor of semi-finished aluminum products, since 1999.  From 2002 through 2007, Mr. Mazurek served as president of Aerovox, Inc., a manufacturer of AC film capacitors.  Mr. Mazurek received his BA from Yeshiva College in 1983 and his JD from Georgetown University Law Center in 1986.

Yossi Cohn, Director. Mr. Cohn has served as a director since December 2, 2009.  Mr. Cohn founded YY Capital Partners, LLC, an investment firm, in 2007 and has served as its co-managing partner since its inception.  Mr. Cohn has also served as a member of L3G Partners, LLC since June 2009. Mr. Cohn served as a director of investor relations at IDT Corporation, a NYSE listed telecommunications company, from September 2005 through May 2007.  Prior to joining IDT Corporation, Mr. Cohn was a director of research at SAGEN Asset Management, an asset manager of funds of hedge funds, from January 2005 through May 2005.  Mr. Cohn started his career as an analyst in the funds-of-funds investment group of Millburn Ridgefield Corporation, where he worked from March 2001 through January 2005.

David J. Landes, Director. Mr. Landes has served as a director since December 2, 2009.  Mr. Landes has served as president of Provident Sunnyside, LLC, and as president of CYMA Investments LLC, for over the past five years and as president of 516 Churchill Associates, LLC since 2005.  Mr. Landes received his BA from Columbia University and his JD from the University of Chicago.

David Tesler, Director. Mr. Tesler has served as a director since December 2, 2009.  Mr. Tesler has served as chief executive officer of LeaseProbe, LLC, a provider of lease abstracting services, since 2004 and as chief executive officer of RealDiligence, LLC, a financial due diligence company, since 2007. Prior to founding LeaseProbe, LLC, Mr. Tesler practiced law at Skadden Arps Slate Meager & Flom LLP and at Jenkens & Gilchrist, Parker Chapin LLP.  Mr. Tesler received his BA from Yeshiva College, a Master’s degree in Medieval History from Bernard Revel Graduate School and a JD from Benjamin A. Cardozo School of Law.

Jonathan Tulkoff, Director. Mr. Tulkoff has served as director since December 2, 2009.  Mr. Tulkoff has served as president of Uniwire International, Ltd., a steel trading and marketing company, since 1995.

There are no family relationships among any of our directors and executive officers.

Board Committees

Audit Committee. We intend to establish an audit committee of the board of directors, which will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties will be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

 Compensation Committee. We intend to establish a compensation committee of the board of directors. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer our stock option plans and recommend and approve grants of stock options under such plans.

Compensation Committee Interlocks and Insider Participation

 During the fiscal year ended December 31, 2009, all executive officer compensation was determined by Nathan J. Mazurek, our chief executive officer, president, chairman of the board of directors, chief financial officer, secretary and treasurer.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our chief executive officer and chief financial officer, but have not done so to date due to our relatively small size.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the annual and long-term compensation paid to Nathan J. Mazurek, our principal executive officer, Raymond Haddad, the vice president, operations of Pioneer Transformers Ltd. and James Wilkins, the vice president, finance of Pioneer Transformers Ltd., whom we refer to collectively in this prospectus as the “named executive officers”. During the year ended December 31, 2009, except for named executive officers, no executive officer of ours or Pioneer Transformers Ltd. received annual remuneration in excess of $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	All Other Compensation ($)(1)	Total ($)(1)
Nathan J. Mazurek	2009	--	--	250,000(2)	250,000
President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors, Secretary and Treasurer (principal executive officer)	2008	--	--	150,511(2)	150,511

Raymond Haddad	2009	228,546	35,902	24,011(3)	288,459
Vice President, Operations of Pioneer Transformers Ltd.	2008	228,345	38,422	25,209(4)	291,976

James Wilkins	2009	100,992	9,632	19,522(5)	130,146
Vice President, Finance of Pioneer Transformers Ltd.	2008	100,194	10,308	19,501(6)	130,003

(1)	Compensation amounts received in non-U.S. currency have been converted into U.S. dollars using the average exchange rate for the applicable year.

(2)	Represents fees earned for consulting services.

(3)	Represents car benefits of $14,271 and pension benefits of $9,740.

(4)	Represents car benefits of $15,799 and pension benefits of $9,410.

(5)	Represents vacation pay of $1,866, car benefits of $13,343 and pension benefits of $4,292.

(6)	Represents vacation pay of $2,441, car benefits of $14,393 and pension benefits of $4,038.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by our named executive officers as of December 31, 2009.

2009 Equity Incentive Plan

On December 2, 2009, our board of directors and stockholders adopted the 2009 Stock Incentive Plan, pursuant to which 1,600,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants and other service providers. The purpose of the 2009 Stock Incentive Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. Under the 2009 Stock Incentive Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock, stock appreciation rights, performance unit awards and stock bonus awards. The 2009 Stock Incentive Plan will be administered by our board of directors until such time as such authority has been delegated to a committee of the board of directors. No awards have been granted to date under the 2009 Stock Incentive Plan.

Retirement Savings Plan

We provide  retirement benefits to each of our salaried employees whom we permit to participate in our Retirement Savings Plan, which is registered as a retirement savings plan, or RSP, under the Income Tax Act (Canada).  An employee must have been employed by us for a period of at least one continuous year to be eligible to participate. An employee may contribute up to 2.5% of his or her salary into an individual retirement account and we contribute 3.6% of the employee’s salary into his or her account.  The employees invest the monies in their respective accounts in one or more investment funds managed by The Standard Life Assurance Company and its subsidiary, the Standard Life Assurance Company of Canada.  The monies in the retirement accounts are to be used to purchase annuities or registered retirement income funds no later than the end of the year of retirement. Employees may select annuities that will continue for their lives only, for the lives of their spouses in the event they die before the spouse, or for a specific period of time.

 There is no mandatory age of retirement and employees are entitled to receive their pension benefits upon retirement, without reference to the number of years of employment.  If an employee dies before receiving pension benefits, a refund of the value in his funds will be paid to the employee’s beneficiary or estate.

Raymond Haddad, the vice president, operations of Pioneer Transformers Ltd., received pension benefits of approximately $9,740 and approximately $9,410, respectively, in the fiscal years ended December 31, 2009 and 2008, respectively. James Wilkins, the vice president, finance of Pioneer Transformers Ltd., received pension benefits of approximately $4,902 and approximately $4,038, respectively, in the fiscal years ended December 31, 2009 and 2008.

Pension Plan for Hourly Employees

 Each of our hourly employees at our manufacturing facility located in Granby, Quebec, Canada, participates in our Pension Plan for Hourly Employees.  They are typically eligible to receive retirement benefits at age 65 as set forth below:

Retirement on or After	Amount of Pension per Month of Credited Service

June 1, 2004	$24

June 1, 2007	$25

June 1, 2008	$26

June 1, 2009	$27

The maximum age of retirement is 69 and employees who are employed past age 65 receive the actuarial equivalent of the pension accrued to age 65.  The pension is normally payable for the lifetime of the employee.  For employees who have a spouse at retirement, the pension will continue from the date of death for the spouse’s lifetime, at the rate of 60% of the employee’s pension.

 Assets held by our Pension Plan for Hourly Employees are invested in accordance with the provisions of our approved investment policy. The Pension Plan for Hourly Employees’s strategic asset allocation was structured to reduce volatility through diversification and enhance return to approximate the amounts and timing of the expected benefit payments.

Director Compensation

In addition to any compensation received for services performed as an executive officer, we intend to pay each director $1,000 per meeting for each board meeting attended and reimbursement for expenses incurred in connection with their service as directors.  We also intend to grant to each director annual options to purchase 2,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date. These options will vest on the one year anniversary of their grant date. No options, however, have been granted to date to our directors and during the fiscal years ended December 31, 2009 and 2008, our directors did not receive any compensation from us for their services in such capacity.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	--	--	1,600,000

Equity compensation plans not approved by security holders	--	--	--

Total	--	--	1,600,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nathan J. Mazurek, our chief executive officer, president, chairman of the board of directors, chief financial officer, secretary and treasurer, is the control person of Provident Canada Corp., the general partner of Provident Pioneer Partners, L.P., which, prior to December 2, 2009, was the sole stockholder of Pioneer Transformers Ltd.  In 2008 and 2009, Pioneer Transformers Ltd. paid Provident Pioneer Partners, L.P. cash dividends of $450,000 and $2,342,000, respectively.

Between 1996 and 2005, each of Mr. Mazurek and Stephen Landes, the brother of David J. Landes, made cash advances to a switchgear company that was a wholly owned subsidiary of Provident Pioneer Partners, L.P. in the aggregate principal amount of approximately $800,000. These advances were made without any terms of repayment or interest rate. Between 2006 and 2008, Provident Pioneer Partners, L.P. caused Pioneer Transformers Ltd. to advance an aggregate of $700,335 to Mr. Mazurek and Stephen Landes as reimbursement for these advances to the switchgear company. In 2008, Pioneer Transformers Ltd. forgave these advances in full.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 25, 2010 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Pioneer Power Solutions, Inc., 9 West 57th Street, 26th Floor, New York, New York 10019.  As of January 25, 2010, we had 29,000,000 shares outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)
5% Owners
Provident Pioneer Partners, L.P.	23,800,000(2)(3)	79.3%
Officers and Directors
Nathan J. Mazurek	23,800,000(2)(3)	79.3%
Raymond Haddad	--	--
James Wilkins	--	--
Yossi Cohn	--	--
David J. Landes	--	--
David Tesler	--	--
Jonathan Tulkoff	--	--
All directors and executive officers as a group (7 persons)	23,800,000(2)(3)	79.3%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of January 25, 2010. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Includes (i) 22,800,000 shares of common stock held by Provident Pioneer Partners, L.P. and (ii) a currently exercisable warrant to purchase up to 1,000,000 shares of common stock at an exercise price of $3.25 per share held by Provident Pioneer Partners, L.P.

(3)	Nathan J. Mazurek is the majority stockholder and a control person of Provident Canada Corp., the general partner of Provident Pioneer Partners, L.P., and, as such, has sole voting and investment power over the 22,800,000 shares of common stock held by Provident Pioneer Partners, L.P. and the currently exercisable warrant to purchase up to 1,000,000 shares of common stock at an exercise price of $3.25 per share held by Provident Pioneer Partners, L.P.

SELLING STOCKHOLDERS

Up to 7,000,000 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders and include the following:

•	5,000,000 shares of common stock that were issued to investors in connection with a private placement on December 2, 2009;

•	1,000,000 shares of common stock underlying a five-year warrant exercisable at $2.00 per share that was sold to Genesis Capital Advisors LLC on December 2, 2009; and

•
1,000,000 shares of common stock underlying a five-year warrant exercisable at $3.25 per share that was issued to Provident Pioneer Partners, L.P. pursuant to a share exchange agreement on December 2, 2009.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying warrants held by that selling stockholder that are exercisable within 60 days of January 25, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 29,000,000 shares of common stock outstanding as of January 25, 2010. With respect to the warrant held by Genesis Capital Advisors LLC, there exists a contractual provision limiting exercise to the extent such exercise would cause Genesis Capital Advisors LLC, together with its affiliates or members of a “group”, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to this limitation.

	Ownership Before Offering		Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
A. Lawrence Carroll Trust(2)	2,100,000	2,100,000	--	--

Dene LLC(3)	130,000	130,000	--	--

Ronald Gurman	150,000	150,000	--	--

Josef Hartman	50,000	50,000	--	--

Eli Lerner	400,000	400,000	--	--

Andrew Minkow	10,000	10,000	--	--

	Ownership Before Offering				Ownership After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Jules Nordlicht	500,000		500,000		--	--

Sergio Oberlander	50,000		50,000		--	--

Michael Raskas	150,000		150,000		--	--

Stanley Raskas	100,000		100,000		--	--

A George Saks and Stephanie Saks JTWROS(4)	150,000		150,000		--	--

David Saks	60,000		60,000		--	--

Sami Shemtov	50,000		50,000		--	--

Stephen Sunheimer	100,000		100,000		--	--

WEC Partners LLC(5)	2,934,300	(6)	750,000		1,184,300	3.82%

Dov Wiener	50,000		50,000		--	--

Margaret Y. Wong	150,000		150,000		--	--

Alex Ping Zhang	50,000		50,000		--	--

Genesis Capital Advisors, LLC(7)	2,934,300	(8)	1,000,000	(9)	1,184,300	3.82%

Provident Pioneer Partners, L.P.(10)	23,800,000	(11)	1,000,000	(11)	22,800,000	73.55%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933 or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	A. Lawrence Carroll is the trustee of the A. Lawrence Carroll Trust and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

(3)	Naomi Saks is the managing member of Dene, LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Each of A. George Saks and Stephanie Saks have dispositive power over the securities held for the account of this selling stockholder.

(5)
Each of Daniel Saks, Jaime Hartman and Ethan Benovitz are principals of WEC Partners LLC and, as such  may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(6)
Includes 1,000,000 shares of common stock issuable upon the exercise of a warrant currently held by Genesis Capital Advisors LLC, with respect to which each of Daniel Saks, Jaime Hartman and Ethan Benovitz are principals, and 1,184,300 shares of common stock held by certain affiliates of WEC Partners LLC and Genesis Capital Advisors LLC.

(7)
Each of Daniel Saks, Jaime Hartman and Ethan Benovitz are principals of Genesis Capital Advisors LLC and, as such  may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(8)
Includes 750,000 shares of common stock held by WEC Partners LLC, with respect to which each of Daniel Saks, Jaime Hartman and Ethan Benovitz are principals, and 1,184,300 shares of common stock held by certain affilitates of Genesis Capital Advisors LLC and WEC Partners LLC.

(9)	Includes 1,000,000 shares of common stock issuable upon the exercise of a warrant.

(10)
Nathan J. Mazurek is the majority stockholder and a control person of Provident Canada Corp., the general partner of Provident Pioneer Partners, L.P., and, as such, has sole voting and investment power over the securities held for the account of this selling stockholder. Nathan J. Mazurek is our chief executive officer, president, chairman of the board of directors, chief financial officer, secretary and treasurer. In addition, prior to December 2, 2009, Provident Pioneer Partners, L.P. was the sole stockholder of Pioneer Transformers Ltd., our wholly owned subsidiary.

(11)	Includes 1,000,000 shares of common stock issuable upon the exercise of a warrant.

DESCRIPTION OF SECURITIES

We are authorized to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.  On January 25, 2010, there were 29,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting.  The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

$2.00 Warrant

On December 2, 2009, we sold a warrant to purchase up to an aggregate of 1,000,000 shares of common stock for a price of $0.01 per warrant. Such warrant provides for the purchase of shares of common stock for five years at an exercise price of $2.00 per share. We are prohibited from effecting the exercise of the warrant to the extent that as a result of such exercise the holder of the exercised warrant would beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of our issued and outstanding shares of common stock, as calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant. The warrant contains provisions that protect its holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If at any time after the one year anniversary of the issuance date of such warrant there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrant, then the holder of such warrant has the right to exercise the warrant by means of a cashless exercise.

$3.25 Warrant

In connection with our acquisition of Pioneer Transformers Ltd., we issued a warrant to purchase up to 1,000,000 shares of common stock to Provident Pioneer Partners, L.P. Such warrant provides for the purchase of shares of common stock for five years at an exercise price of $3.25 per share. This warrant contains provisions that protect its holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If at any time after the one year anniversary of the issuance date of such warrant there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying such warrant, then the holder shall have the right to exercise this warrant by means of a cashless exercise.

Registration Rights

In connection with our $5 million private placement of common stock on December 2, 2009, we agreed to use our best efforts to file a registration statement with the Securities and Exchange Commission on or before February 1, 2010 covering the resale of the shares of common stock issued in such private placement, and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 31, 2010. If (i) the registration statement is not filed on or before February 1, 2010 or (ii) the registration statement is not declared effective by the Securities and Exchange Commission on or before May 10, 2010, then we are subject to liquidated damage payments to the holders of the shares of common stock issued in such private placement in an amount equal to 1.0% of aggregate amount paid for the shares pro rata for every 30 days of delinquency.

We granted the holders of our $3.25 warrant and $2.00 warrant piggyback registration rights, pursuant to which we agreed to register the shares of common stock issuable upon the exercise of these warrants in the event that we determined to prepare and file a registration statement with the Securities and Exchange Commission relating to an offering of any of our equity securities for our own account or the account of others under the Securities Act of 1933, as amended, subject to certain exemptions.

Lock-up Agreements

On December 2, 2009, Provident Pioneer Partners, L.P. entered into a lock-up agreement pursuant to  which Provident Pioneer Partners, L.P.  agreed not to, subject to certain exemptions, sell or transfer any of the 22,800,000 shares of common stock it received in connection with our acquisition of Pioneer Transformers Ltd. until June 3, 2011.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

    Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

•	they provide that special meetings of stockholders may be called only by our chairman, our president or by a resolution adopted by a majority of our board of directors;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•	they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus.

EXPERTS

The financial statements as of December 31, 2007, and 2008 and for the years ended December 31, 2007 and 2008 included in this prospectus have been audited by RSM Richter S.E.N.C.R.L./LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.pioneerpowersolutions.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 9 West 57th Street, 26th Floor, New York, New York 10019, Attention: Nathan J. Mazurek, Chief Executive Officer.

PIONEER POWER SOLUTIONS, INC.

           RSM Richter S.E.N.C.R.L./LLP

Comptables agréés
Chartered Accountants

2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone : 514-934-3400
Télécopieur / Facsimile : 514-934-3408
www.rsmrichter.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Pioneer Transformers Ltd.

We have audited the accompanying consolidated balance sheets of Pioneer Transformers Ltd. as at December 31, 2008 and 2007 and the related consolidated statements of earnings and comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2008 and December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended December 31, 2008 and December 31, 2007 in accordance with accounting principles generally accepted in the United States.

Chartered Accountants

Montreal, Quebec
January 30, 2009, except for note 18 which is dated November 30, 2009

Consolidated Balance Sheets
As At December 31, 2008 and 2007
(Expressed in U.S. Funds)

	2008	2007
Assets

Current
Cash	$367,668	$658,168
Accounts receivable	4,837,256	6,184,767
Inventories (note 5)	5,474,384	6,283,657
Prepaid expenses and deposits	47,631	95,867
	10,726,939	13,222,459
Property, Plant and Equipment (note 6)	827,672	1,091,656
Deferred Income Tax Assets (note 11)	-	51,952
Advances to Companies Controlled by Shareholders	-	407,500
	$11,554,611	$14,773,567
Liabilities
Current
Bank indebtedness (note 7)	4,116,452	4,221,681
Accounts payable and accrued liabilities	3,880,345	5,328,839
Current maturity of long-term debt (note 8)	148,168	166,717
Income taxes payable	854,844	3,401,005
	8,999,809	13,118,242
Pension Deficit (note 13)	109,442	377,888
Deferred Income Tax Liabilities (note 11)	68,473	-
Long-Term Debt (note 8)	111,519	316,773
Advances From Ultimate Shareholders	150,000	150,000

Commitments (note 9)

Shareholders' Equity

Capital Stock (note 10) Authorized without limit and without par value	590,133	590,133
Accumulated Other Comprehensive Loss	(969,663)	(586,225)
Accumulated Retained Earnings	2,494,898	806,756
	2,115,368	810,664
	$11,554,611	$14,773,567

See accompanying notes

Consolidated Statement of Shareholders' Equity
For the Year Ended December 31, 2008 and 2007
(Expressed in U.S. Funds)

			Accumulated
			Other		Total
	Capital Stock		Comprehensive	Retained Earnings	Shareholders'
	Number	Amount	Income (Loss)	(Deficit)	Equity

Balance - December 31, 2006	750,000	$590,133	$(646,563)	$(280,124)	$(336,554)
Foreign currency translation adjustment	-	-	41,995	-	41,995
Pension adjustment, net of taxes of ($8,380)	-	-	18,343	-	18,343
Net earnings	-	-	-	1,086,880	1,086,880
Balance - December 31, 2007	750,000	590,133	(586,225)	806,756	810,664
Foreign currency translation adjustment	-	-	(462,719)	-	(462,719)
Pension adjustment, net of taxes of ($34,673)	-	-	79,281	-	79,281
Dividends paid	-	-	-	(449,817)	(449,817)
Net earnings	-	-	-	2,137,959	2,137,959
Balance - December 31, 2008	750,000	$590,133	$(969,663)	$2,494,898	$2,115,368

Consolidated Statements of Earnings and Comprehensive Income
For the Year Ended December 31, 2008 and 2007
(Expressed in U.S. Funds)
	2008	2007

Sales	$43,884,261	$46,012,015
Cost of Goods Sold (including depreciation of $117,566; 2007 - $52,455)	34,895,796	37,823,720

Gross Margin	8,988,465	8,188,295
Expenses

Selling, general and administrative	4,205,135	3,972,929
Depreciation	174,043	132,890
Foreign exchange gain	(98,428)	(857,228)
	4,280,750	3,248,591
Operating Income	4,707,715	4,939,704
Interest and factoring fees	(512,421)	(653,824)

Write-down of advances to companies controlled by shareholders	(700,335)	-
Earnings Before Income Taxes	3,494,959	4,285,880
Income Taxes
Current income taxes	1,265,000	1,230,000
Prior years' assessments	-	1,855,000
Deferred income taxes	92,000	114,000
	1,357,000	3,199,000
Net Earnings	2,137,959	1,086,880
Other Comprehensive Income
Foreign currency translation adjustments	(462,719)	41,995
Pension adjustment, net of taxes $34,673 (2007 - $8,380)	79,281	18,343

Comprehensive Income	$1,754,521	$1,147,218

Basic Weighted Average Number of Shares Outstanding	750,000	750,000

Basic and Diluted Earnings Per Common Share (note 17)	$2.85	$1.45

See accompanying notes

Consolidated Statements of Cash Flows
For the Year Ended December 31, 2008 and 2007
(Expressed in U.S. Funds)

	2008	2007
Funds Provided (Used) -

Operating Activities

Net earnings	$2,137,959	$1,086,880
Depreciation	291,609	185,345
Deferred income taxes	92,000	114,000
Accrued pension	(112,173)	(166,108)
Write-down of advances to companies controlled by shareholders	700,335	-
	3,109,730	1,220,117
Changes in non-cash operating elements of working capital	(2,857,833)	1,780,260
	251,897	3,000,377
Financing Activities

Increase (decrease) in bank indebtedness	776,766	(1,398,249)
Dividends paid	(449,817)	-
Repayment of long-term debt	(152,736)	(42,597)
Advances from (to) ultimate shareholders	31,867	(308,223)
Advance to company under common significant influence	-	(279,330)
	206,080	(2,028,399)

Investing Activities

Additions to property, plant and equipment	(222,213)	(237,642)
Advances to companies controlled by shareholders	(427,407)	(367,997)
	(649,620)	(605,639)

Increase (Decrease) in Cash	(191,643)	366,339
Effect of Foreign Exchange on Cash	(98,857)	69,841
Cash
Beginning of Year	658,168	221,988
End of Year	$367,668	$658,168

See accompanying notes

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

1.	Organization and Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.  This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary company.  On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

2.	Nature of Business

The Company is a manufacturer of liquid-filled electrical transformers ranging in various sizes and voltage selling primarily to utility companies in North America.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the
United Stated requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The financial statements include estimates based on currently available information and management's judgment as to outcome of future conditions and circumstances.  Significant estimates in these financial statements include inventory provision, useful lives and impairment of long-lived assets and cost of pension benefits.  Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition

Revenue is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery occurs, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured.  Revenue is recognized on the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer upon delivery, provided that the Company maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms.  Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions.  The Company writes off trade receivables when they are deemed uncollectible.  The Company records recoveries of trade receivables previously written-off when they receive them.  Management considers an allowance for doubtful accounts of $Nil is sufficient to cover any exposure to loss in its December 31, 2008 and December 31, 2007 accounts receivable.

Property, Plant  and Equipment

Property, plant and equipment are recorded at cost.  Provisions for depreciation are based on their estimated useful lives using the declining balance or straight-line method as follows:

On the declining balance method -
Building	4%
Furniture and fixtures	20%

On the straight-line method -
Leasehold improvements	over the term of the lease
Machinery and equipment	20%
Computer hardware and software	33.3%

Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.  Expenditures for repairs and maintenance are expensed as incurred.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Foreign Currency Translation

The Company's reporting currency is the United States dollar.  The Canadian dollar is the functional currency of the Company's Canadian operations which is translated to the United States dollar using the current rate method.  Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes".  Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Sales Tax

A Company should disclose the amount of those taxes that is recognized on a gross basis in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant.  While the amounts are not material, the Company's policy is to present such taxes on a net basis in the consolidated statements of earnings.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Employee Benefit Plan

The Company sponsors a defined benefit plan as described in note 13.  The cost of pension benefits earned by employees is actuarially determined using the accumulated benefit method and a discount rate, used to measure interest cost on the accrued employee future benefit obligation, based on market interest rates on high-quality debt instruments with maturities that match the timing and benefits expected to be paid by the plan.  Plan assets are valued using current market values and the expected return on plan assets is based on the fair value of the plan assets.

The costs that relate to employees' current service are charged to income annually.

The transitional obligation created upon adoption of the SFAS 158 is amortized over the average remaining service period of employees.  For a given year, unrecognized actuarial gains or losses are recognized into income if the unamortized balance at the beginning of the year is more than 10% of the greater of the plan asset or liability balance.  Any unrecognized actuarial gain or loss in excess of this threshold is recognized in income over the remaining service period of the employees.

The Company reflects the funded status of its defined pension plans as a net asset or net liability in its balance sheet, with an offsetting amount in accumulated other comprehensive income, and recognizes changes in that funded status in the year in which the changes occur through comprehensive income.

Inventory Valuation

Inventories are priced at the lower of cost or market value.  Cost is determined on a first-in first-out (FIFO) basis.  Raw materials and purchased finished goods are valued at purchase cost.  The cost of work-in-process and manufactured finished goods comprises materials, direct labour and attributable production overheads based on normal levels of activity.

Periodical reviews of the inventory are performed for excess inventory, obsolescence and declines in market value below cost and allowances are recorded against the inventory balance for any such declines.  The Company writes down the value of ending inventory for obsolete and unmarketable inventory equal to the difference between the cost of inventory and the estimated market value.  These reviews require management to estimate future demand for products and evaluate market conditions.  Possible changes in these estimates could result in a write-down of inventory.  If actual market conditions are less favorable than those projected, additional inventory write-downs may be required.  If actual market conditions are more favorable than projected, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Recently Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations.  Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS 141R will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business.  SFAS 141R also includes a substantial number of new disclosure requirements.  SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the Consolidated Financial Statements and separate from the parent company’s equity.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.  It also requires disclosure, on the face of the Consolidated Statement of Operations, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  We expect SFAS 160 will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In March 2008, the Financial Accounting Standards Board issued SFAS Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161").  This standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Company is currently evaluating the impact that this statement will have on its disclosures related to derivative instruments and hedging activities.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Recently Accounting Pronouncements (Cont'd)

The FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”.  The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for non-governmental entities.  Statement 162 is effective 60 days following the Securities and Exchanges Commission's approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The adoption of SFAS 162 will not have a material effect on the Company’s financial position or results of operations.

The FASB issued FSP APB-14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).  FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.  Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is not permitted.  The adoption of FSP ABB-18-1 is not expected to have a material effect on the Company's financial position or results of operations.

The FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The adoption of FSP FAS 142-3 is not expected to have a material effect on the Company’s financial position or results of operations.

The FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.  This FSP states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  The adoption of FSP EITF 03-6-1 is not expected to have a material effect on the Company's financial position or results of operations.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

3.	Summary of Significant Accounting Policies (Cont'd)

Recently Accounting Pronouncements (Cont'd)

EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock was ratified by the FASB.  This EITF addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity's own stock.  This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The adoption of EITF 07-5 is not expected to have a material effect on the Company’s financial position or results of operations.

EITF 08-3, Accounting by Lessees for Non-refundable Maintenance Deposits was ratified by the FASB.  This EITF prescribes the accounting for all non-refundable maintenance deposits.  This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF 08-3 is not expected to have a material effect on the Company’s financial position or results of operations.

The EITF issued EITF 08-6, “Equity Method Investment Accounting Considerations”.  This EITF considers whether all of the provisions of Statement 141(R) and Statement 160 should be applied when accounting for an equity method investment.  This EITF is effective on a prospective basis in fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years.  The adoption of EITF 08-6 is not expected to have a material effect on the Company's financial position or results of operations.

The EITF issued EITF 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That Is Based on the Stock of an Entity's Consolidated Subsidiary”.  This Issue addresses the determination of whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity's consolidated subsidiary, is indexed to the reporting entity's own stock and therefore should not be precluded from qualifying for the first part of the scope exception in paragraph 11(a) of Statement 133 or being within the scope of Issue 00-19.  This EITF is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years.  The adoption of EITF 08-8 is not expected to have a material effect on the Company's financial position or results of operations.

The FASB issued FSP FAS 132(R)-1, “Employers' Disclosures about Postretirement Benefit Plan Assets”.  This FSP provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  This FSP also includes a technical amendment to Statement 132R that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented.  This FSP is effective for fiscal years ending after December 15, 2008.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

4.	Adoption of New Accounting Standards

Fair Value Measurements

SFAS No. 157 is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008.  The Company adopted SFAS No. 157 for financial assets and liabilities in fiscal 2008 with no material impact to the consolidated financial statements.  The Company is currently evaluating the potential impact of the application of SFAS No. 157 on the non-financial assets and liabilities found on its consolidated financial statements.

SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  SFAS No.  157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements.  This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:                Quoted market prices in active markets for identical assets or liabilities.
Level 2:                Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:                Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.  There are no assets or liabilities measured at fair value as at December 31, 2008.

Fair Value of Financial Instruments

The fair value represents management’s best estimates based on a range of methodologies and assumptions.  The advances to companies controlled by shareholders and the advances from ultimate shareholders are presumed to have a fair value measured by the cash proceeds exchanged at issuance in accordance with APB-21 “Interest on Receivables and Payables”.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

5.	Inventories

	2008	2007
Raw materials	$2,713,644	$2,646,557
Work-in-process	1,956,021	2,912,788
Finished goods	804,719	724,312
	$5,474,384	$6,283,657

Included in raw materials are goods in transit of approximately $394,000 (2007 - $562,000).

The write-down of inventories to their net realizable value amounted to approximately $217,000 (2007 - $255,000) and related to finished goods.  There were no reversals of write-down from previous year.

6.	Property, Plant and Equipment

			2008	2007
		Accumulated	Net Carrying	Net Carrying
	Cost	Depreciation	Amount	Amount
Land	$6,158	$-	$6,158	$7,566
Building	263,255	94,940	168,315	213,195
Machinery and equipment	2,049,559	1,717,805	331,754	329,487
Furniture and fixtures	103,953	95,998	7,955	8,331
Computer hardware and software	462,026	150,986	311,040	529,641
Leasehold improvements	32,906	30,456	2,450	3,436
	$2,917,857	$2,090,185	$827,672	$1,091,656

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

7.	Bank Indebtedness

The Company's $5,747,000 credit facility is subject to review annually and consists of a revolving loan bearing interest at prime plus 1.5% per annum.  As at December 31, 2008, the interest rates charged were 6% per annum on U.S. funds and 5.5% per annum on Canadian funds.

In February 1995, the Company entered into an agreement with its lender to sell its accounts receivable.  Substantially, all of the accounts receivable as of December 31, 2008 were sold to the lender.  To the extent that the Company draws funds prior to the collection of the accounts receivable (the bank indebtedness), the funds bear interest at prime plus 1.5% per annum.  The Company is contingently liable for credit risk, merchandise disputes and other claims on accounts receivable sold to the lender and, accordingly, accounts receivable are presented on the balance sheet.

The indebtedness is secured by a first ranking hypothec of $32,000,000, security interest on all assets, unlimited personal guarantees by the ultimate shareholders and a principal hypothec of $4,900,000 on immoveable property owned by the Company's wholly-owned subsidiary.

The terms of the banking agreement require the Company to comply with certain financial covenants.  The Company was in compliance with his financial covenants.

8.	Long-Term Debt

	2008	2007

Equipment loans bearing interest at rates varying from 5.93% to 9.93%, repayable in monthly instalments of $15,325 including interest, with a final payment on December 10, 2010, secured by liens on specific equipment having an original cost of $491,000 and net carrying value of $287,000	$259,687	$483,490
Current maturity	148,168	166,717
	$111,519	$316,773

Interest during the year amounted to approximately $28,000 (2007- $9,000).  Principal payments due in each of the next two years are approximately as follows:

2009	$148,000
2010	112,000

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

9.	Commitments

The minimum annual rental payable under the leases for the Company's premises and other operating leases expiring in 2011 are approximately as follows:

2009	$48,000
2010	33,000
2011	11,000

10.	Capital Stock

Authorized without limit as to number and without par value -
Class A redeemable (at an amount equal to the fair market value at the date of issue), non-voting shares, with the right to a non-cumulative annual dividend not to exceed 8%
Class B redeemable (at $0.79 per share), voting shares, with the right to a non-cumulative annual dividend of $0.06 per share
Class C non-voting shares, with the right to dividends as determined by the directors (but equal to any dividends declared on the common shares)
common shares
Issued -
750,000 common shares	$590,133

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

11.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant changes of the Company's deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

	2008	2007

Property, plant and equipment	$(102,627)	$(65,570)
Pension plan deficit	34,154	117,522
	(68,473)	51,952
Valuation allowance	-	-
Net Deferred Tax Assets (Liabilities)	$(68,473)	$51,952

The reconciliation of the effective income tax rate, to the statutory rate for the years ended December 31, 2008 and 2007 is as follows:

	2008	2007

Statutory income taxes	$1,126,000	$1,345,000
Write-down of advances to companies controlled by shareholder	248,000	-
Prior years' assessments	-	1,855,000
Other	(17,000)	(1,000)
Effective income taxes	$1,357,000	$3,199,000

In 2007, the Company received notices of reassessments from the Federal and Provincial governments amounting to approximately $2,030,000 including interest and penalties.  A portion of the reassessed taxes, interest and penalties, approximately $860,000, relate to withholding taxes and have been expensed in 2007.  The remaining taxes, interest and penalties relate to a transfer pricing adjustment and although they have been expensed in 2007, the Company has filed a notice of objection against the said reassessments.  Management believes that the success of the appeal on the transfer pricing is unknown.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

11.	Income Taxes (Cont'd)

Unrecognized Tax Benefits

On January 1, 2007, the Company adopted the provisions for FIN 48, which is an interpretation of SFAS No. 109.  FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues.  FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon ultimate settlement with a taxing authority, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.  Prior to January 1, 2007 and the implementation of FIN 48, the Company recorded tax contingencies when the exposure item became probable and reasonably estimable, in accordance with SFAS No. 5, Accounting for Contingencies.  The adoption of FIN 48 has not had a material effect on our financial position or results of operations for the years 2007 and 2008.

The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

Classification of Interest and Penalties

Additionally, FIN 48 requires the Company to accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws.

The Company’s policy to include interest and penalties related to unrecognized tax benefits within the provision for income taxes did not change as a result of adopting FIN 48.

The interest and penalties as at December 31, 2008 and for the years ended December 31, 2008 and 2007 were $Nil.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

11.	Income Taxes (Cont'd)

Tax Years and Examination

The Company files tax returns in each jurisdiction in which it is registered to do business.  For each jurisdiction a statute of limitations period exists.  After a statute of limitations period expires, the respective tax authorities may no longer assess additional income tax for the expired period.  Similarly, the Company is no longer eligible to file claims for refund for any tax that it may have overpaid.  The following table summarizes the Company’s major tax jurisdictions and the tax years that remain subject to examination by these jurisdictions as of December 31, 2008:

Tax Jurisdictions	Tax Years

Federal - Canada	2004 and onward
Provincial - Quebec	2004 and onward
Provincial - Ontario	2004 and onward

12.	Statement of Cash Flows Information

	2008	2007

Accounts receivable	$224,142	$339,316
Inventories	(411,218)	(868,993)
Prepaid expenses	34,691	(25,264)
Income taxes recoverable	-	65,210
Accounts payable and accrued liabilities	(521,244)	(869,475)
Income taxes payable	(2,184,204)	3,139,466
Changes in non-cash operating elements of working capital	$(2,857,833)	$1,780,260
Additional Cash Flows Information:
Interest paid	$285,373	$446,723
Income taxes paid (recovered)	3,448,911	(118,760)

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

13.	Pension Plan

The Company sponsors a defined benefit pension plan in which a majority of its employees are members.  The employer contributes 100% to the plan.  The benefits, or the rate per year of credit service, are established by the Company and updated at its discretion.

Cost of Benefits

The components of the expense we incurred under our pension plan are as follows:

	2008	2007

Current service cost, net of employee contributions	$62,037	$83,022
Interest cost on accrued benefit obligation	129,885	131,746
Actual loss (return) on plan assets	323,868	(59,316)
Actuarial gain on plan assets	(457,221)	(89,277)
Amortization of transitional obligation	12,557	13,518
Amortization of past service costs	5,716	6,154
Amortization of net actuarial gain	16,493	18,360
Total benefit cost	$93,335	$104,207

Benefit Obligation

Our obligation for the pension plan is valued annually as of the beginning of each fiscal year.  The projected benefit obligation represents the present value of benefits ultimately payable to plan participants for both past and future services expected to be provided by the plan participants.

Our obligations pursuant to our pension plan are as follows:

	2008	2007

Projected benefit obligation at beginning of year	$2,523,858	$2,462,322
Current service cost	62,037	76,629
Interest cost	129,885	121,601
Actuarial loss	(536,407)	(74,022)
Benefits paid	(89,776)	(67,412)
Foreign exchange adjustment	(415,951)	4,740
Projected benefit obligation at end of year	$1,673,646	$2,523,858

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

13.	Pension Plan (Cont'd)

A summary of expected benefit payments related to our pension plan are as follows:

Pension Plan
Fiscal year 2009	$87,200
Fiscal year 2010	100,900
Fiscal year 2011	121,900
Fiscal year 2012	137,100
Fiscal year 2013	153,900
Fiscal year 2014 - 2020	1,224,300

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

	2008	2007

Amortization of past service cost	$5,716	$5,680
Amortization of net actuarial gain	16,494	16,946
Amortization of transitional obligation	12,557	12,477
Net actuarial loss (gain) adjustment	79,187	(8,380)
Total recognized in other comprehensive income	$113,954	$26,723

The estimated net loss (gain) amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year amounts to $16,495.  The estimated prior service cost amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year amounts to $5,715.  The estimated transitional asset amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year amounts to $12,555.

The accumulated other comprehensive loss consists of the following amounts that have not yet been recognized as components of net benefit cost:

	2008	2007

Unrecognized prior service cost	$95,420	$101,136
Unrecognized net actuarial loss	423,425	519,106
Unrecognized transitional obligating	135,271	147,828
Deferred income taxes	(196,292)	(230,965)
	$457,824	$537,105

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

13.	Pension Plan (Cont'd)

Plan Assets

Assets held by the pension plan are invested in accordance with the provisions of our approved investment policy. The pension plan’s strategic asset allocation was structured to reduce volatility through diversification and enhance return to approximate the amounts and timing of the expected benefit payments.  The asset allocation for our pension plan at the end of fiscal years 2008 and 2007 and the target allocation for fiscal year 2009, by asset category are as follows:

	Pension Plan
	Allocation at December 31, 2008	Allocation at December 31, 2007	2009 Target Allocation
Equity securities	55%	55%	55%
Fixed income securities	41	41	41
Real estate	4	4	4
Total	100%	100%	100%

Changes in the assets held by the pension plan in fiscal 2008 and 2007 are as follows:

	2008	2007

Fair value of plan asset at beginning of year	$2,145,970	$1,875,517
Actual return on plan assets	(323,868)	54,749
Employer contributions	205,510	262,291
Benefits paid	(89,776)	(67,412)
Foreign exchange adjustment	(373,632)	20,825
Fair value of plan assets at end of year	$1,564,204	$2,145,970

Contributions

Our policy is to fund the pension plan at or above the minimum required by law.  The Company made $205,000 (2007 - $262,000) of contributions to its defined benefit pension plan during the year.  The Company expects to make contributions of less than $275,000 to the defined benefit pension plan in fiscal 2009.  Changes in the discount rate and actual investment returns which continue to remain lower than the long-term expected return on plan assets could result in the Company making additional contributions.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

13.	Pension Plan (Cont'd)

Funded Status

The funded status of our pension plan is as follows:

	2008	2007

Projected benefit obligation	$1,673,646	$2,523,858
Fair value of plan assets	1,564,204	2,145,970
Accrued obligation (long-term)	$109,442	$377,888

Assumptions

	2008	2007

Assumptions used in accounting for the pension plan -
Weighted average discount rate used to determine the accrued benefit obligations	7.25%	5.50%
Discount rate used to determine the net pension expense	5.50	5.25
Expected long-term rate of return on plan assets	6.50	7.50

To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets.  The Company applies the expected rate of return to a market related value of the assets which reduces the underlying variability in assets to which the Company applies that expected return.  The Company amortizes gains and losses as well as the effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

13.	Pension Plan (Cont'd)

Primary actuarial assumptions are determined as follows:

•
The expected long-term rate of return on plan assets is based on the Company’s estimate of long-term returns for equities and fixed income securities weighted by the allocation of assets in the plans.  The rate is impacted by changes in general market conditions, but because it represents a long-term rate, it is not significantly impacted by short-term market swings.  Changes in the allocation of plan assets would also impact this rate.

•
The assumed discount rate is used to discount future benefit obligations back to today’s dollars.  The discount rate is reflective of yield rates on U.S. long-term investment grade corporate bonds on and around the December 31 valuation date.  This rate is sensitive to changes in interest rates.  A decrease in the discount rate would increase the Company’s obligation and expense.

14.	Major Customer

Sales to one customer accounted for approximately 26% of sales in 2008 (33% in 2007).  Outstanding accounts receivable sold to the lender for this customer at December 31, 2008 accounted for 22% (25% in 2007) of total trade receivables.

15.	Related Party Transactions

The following table summarizes the Company's related party transactions for the year measured at the exchange amount, which is the amount of the consideration established and agreed to by the related parties:

	2008	2007

Company Under Common Significant Influence
Administration fee expense	$124,000	$73,000
Ultimate Shareholder
Consulting fee expense	150,000	68,000

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

15.	Related Party Transactions (Cont'd)

The advances from ultimate shareholders amounting to $150,000 (2007 - $150,000), have no specific terms of repayment and bear interest at 12% per annum.  Interest incurred during the year amounted to approximately $18,000 (2007 - $18,000).  The advances are not to be repaid prior to October 1, 2010.

The advances to company controlled by shareholders were written off during the year (2007 - $407,500), and bear no interest.

The above related party transactions have been measured of the exchange amount, which is the amount of the consideration established and agreed to by the related parties.

16.	Segmented Information

The Company has one operating segment, being the sale of electrical transformers.  Revenues are attributable to countries based on the location of the Company's customers.

	2008	2007

Canada	$37,301,622	$39,110,209
United States	5,266,111	4,141,081
Others	1,316,528	2,760,725
Total	$43,884,261	$46,012,015

17.	Basic and Diluted Earnings Per Common Share

Basic and diluted earnings per common share is calculated based on the weighted average number of shares outstanding during the year.

Pioneer Transformers Ltd.

Notes to Consolidated Financial Statements
December 31, 2008 and 2007
(Expressed in U.S. Funds)

18.	Subsequent Events

Subsequent to year end, the Company obtained a new $ 8,825,000 credit facility which is subject to review annually and consists of an operating demand line of credit, a demand loan and foreign exchange contracts.  Borrowings under the credit facility are limited by certain margin requirements concerning accounts receivable and inventories and bear interest at bank prime rate per annum.  The terms of the banking agreement require the Company to comply with certain financial covenants.  As security for the credit facility, the Company and its wholly-owned subsidiary have pledged properties in the amount of $9,300,000 and have furnished cross guarantees to the lender. The new credit facility will replace the credit facility described in note 7.

On November 30, 2009, Sierra Concepts, Inc. changed its name to Pioneer Power Solutions, Inc. and on

December 2, 2009 completed the acquisition of 100% of the outstanding shares of common stock of the Company in a transaction that has been accounted for as a recapitalization of Pioneer Transformers Ltd.

Immediately prior to the share exchange, Pioneer Transformers Ltd. declared and paid a dividend amounting to $2,000,000.

All of the Company’s shares were exchanged for 22,800,000 newly issued shares of common stock of Pioneer Power Solutions, Inc. and a five-year warrant to purchase up to 1,000,000 shares of common stock of Pioneer Power Solutions, Inc. at an exercise price of $3.25 per share.  In connection with the closing of the share exchange, Pioneer Power Solutions, Inc. sold 5,000,000 shares of its common stock at a purchase price of $1 per share in a private placement, resulting in aggregate gross proceeds of $5,000,000.  In addition, at the close of the share exchange, Pioneer Power Solutions, Inc. sold five-year warrants to purchase an aggregate of 1,000,000 shares of its common stock at an exercise price of $2 per share to certain investors for aggregate gross proceeds of $10,000. Following the closing of the share exchange and the private placement, Pioneer Power Solutions, Inc. transferred all of its pre-share exchange assets and liabilities to a wholly-owned subsidiary, Sierra Concepts Holdings, Inc., and immediately thereafter, transferred all of the outstanding common stock of Sierra Concepts Holdings, Inc., in exchange for certain indemnifications, waivers and releases, along with the cancellation of an aggregate of 7,200,000 shares of Pioneer Power Solutions, Inc.’s common stock.

Consolidated Balance Sheet
As at September 30, 2009
Expressed in U.S. Funds

	September 30, 2009 (Unaudited)	December 31, 2008
Assets
Current
Cash	$200,650	$367,668
Accounts receivable	6,850,016	4,837,256
Inventories (note 4)	7,056,852	5,474,384
Prepaid expenses and deposits	417,206	47,631
	14,524,724	10,726,939
Property, Plant and Equipment	802,313	827,672
	$15,327,037	$11,554,611
Liabilities
Current
Bank indebtedness	$4,218,545	$4,116,452
Accounts payable and accrued liabilities	3,869,954	3,880,345
Current maturity of long-term debt	135,806	148,168
Income taxes payable	984,819	854,844
	9,209,124	8,999,809
Pension Deficit (note 5)	297,656	109,442
Deferred Income Tax Liabilities	69,487	68,473
Long-Term Debt	23,858	111,519
Advances From Ultimate Shareholders	150,000	150,000

Shareholders' Equity

Capital Stock - Authorized without limit and without par value	590,133	590,133
Accumulated Other Comprehensive Loss	(559,828)	(969,663)
Accumulated Retained Earnings	5,546,607	2,494,898
	5,576,912	2,115,368
	$15,327,037	$11,554,611

See accompanying notes

Pioneer Transformers Ltd.
Consolidated Statement of Shareholders' Equity
For the 9 month Period Ended September 30, 2009
Expressed in U.S. Funds
(Unaudited)

			Accumulated
			Other	Retained	Total
	Capital Stock		Comprehensive	Earnings	Shareholders'
	Number	Amount	Income (Loss)	(Deficit)	Equity

Balance - December 31, 2008	750,000	$590,133	$(969,663)	$2,494,898	$2,115,368
Foreign currency translation adjustment	-	-	560,183	-	560,183
Pension adjustment, net of taxes of $67,524	-	-	(150,348)	-	(150,348)
Dividends paid	-	-	-	(368,038)	(368,038)
Net earnings	-	-	-	3,419,747	3,419,747
Balance - September 30, 2008	750,000	$590,133	$(559,828)	$5,546,607	$5,576,912

See accompanying notes

Pioneer Transformers Ltd.
Consolidated Statement of Operations and Comprehensive Income
Expressed in U.S. Funds
(Unaudited)

	Nine-Month Period
	Ended September 30,
	2009	2008
Sales	$30,398,312	$35,525,663
Cost of Goods Sold (including depreciation 2009 - $98,838; 2008 - $92,026)	22,063,240	28,240,811
Gross Margin	8,335,072	7,284,852
Expenses
Selling, general and administrative	2,714,972	3,357,757
Depreciation	122,228	136,260
Foreign exchange	280,790	(37,136)
	3,117,990	3,456,881
Operating Income	5,217,082	3,827,971
Interest and factoring fees	282,335	410,164
Write-down of advances to companies controlled by shareholders	-	700,335
Earnings Before Income Taxes	4,934,747	2,717,472

Income Taxes
Current income taxes	1,455,169	991,580
Future income taxes	59,831	(22,580)
	1,515,000	969,000
Net Earnings	3,419,747	1,748,472

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	560,183	(147,105)
Pension adjustment ,net of taxes $67,524 (2008 - $55,958)	(150,348)	(126,249)

Comprehensive Income	$3,829,582	$1,475,118
Basic Weighted Average Number of Shares Outstanding	750,000	750,000
Basic and Diluted Earnings Per Common Share	$4.56	$2.33

See accompanying notes

Pioneer Transformers Ltd.
Consolidated Statement of Cash Flows
Expressed in U.S. Funds
(Unaudited)

	Nine-Month Period Ended September 30,
	2009	2008
Funds Provided (Used) -
Operating Activities
Net earnings	$3,419,747	$1,748,472
Depreciation	221,066	228,286
Deferred income taxes	59,831	(22,580)
Accrued pension	(59,404)	(70,782)
Write-down of advances to companies controlled by shareholders	-	700,335
	3,641,240	2,583,731
Changes in non-cash operating elements of working capital	(2,811,143)	(3,853,016)
	830,097	(1,269,285)
Financing Activities
Increase (decrease) in bank indebtedness	(424,839)	1,924,896
Dividends paid	(368,038)	(353,419)
Repayment of long-term debt	(124,232)	(132,111)
Advances from ultimate shareholders	(18,885)	10,735
	(935,994)	1,450,101

Investing Activities
Additions to property and equipment	(93,653)	(144,218)
Advances to an ultimate shareholder	-	(342,294)
	(93,653)	(486,512)
Decrease in Cash	(199,550)	(305,696)
Effect of Foreign Exchange on Cash Balance	32,532	(31,950)
 Cash
Beginning of Period	367,668	658,168
End of Period	$200,650	$320,522

See accompanying notes

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

1.	Organization and Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited financial statements at December 31, 2008.  Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.  The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.  This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued on November 30, 2009 and concluded that except for the events disclosed in note 9, there are no additional significant events requiring recognition or disclosure.

The consolidated financial statements include the accounts of the Company and its subsidiary company.  On consolidation, all inter-entity transactions and balances have been eliminated.

2.	Recently Issued Accounting Pronouncements

In June 2009, the FASB issued FAS 166, "Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140", which amends the derecognition guidance in FASB Statement No. 140 and eliminates the exemption from consolidation for qualifying special-purpose entities.  This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009.  The adoption of FASB Statement No. 140 is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued FAS 167, "Amendments to FASB Interpretation No. 46(R)", which amends the consolidation guidance applicable to variable interest entities. The amendments will significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R).  This statement is effective as of the beginning of the first fiscal year that begins after November 15, 2009.  The adoption FAS 167 is not expected to have a material effect on the Company’s financial position or results of operations.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

2.	Recently Issued Accounting Pronouncements (Cont’d)

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures” (“ASU 2009-05”).  The amendment is to subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities.  The purpose of this amendment is to reduce ambiguity in financial reporting when measuring fair value of liabilities.  The guidance in the update is effective for the first interim reporting period beginning after issuance, which would be the reporting period ending

December 31, 2009 for the Company.  The Company is currently evaluating the impact of this Statement on its (consolidated) financial statements

In September 2009, the FASB issued Update No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820)

—Investments in Certain Entities that Calculate Net Asset Value per share (or Its Equivalent)” (ASU 2009-12).

ASU 2009-12 provides amendments to ASC 820-10 “Fair Value Measurements and Disclosures—Overall” for the fair value measurement of investments in certain entities.  In addition, ASU 2009-12 requires disclosures by major category of investment about the attributes of investments within the scope of the amendments in the update.

ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009.  The adoption of ASU 2009-12 is not expected to have a material effect on the Company’s financial position or results of operations.

In October 2009, the FASB issued Update No. 2009-13, “Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13).  ASU 2009-13 provides amendments to the criteria in ASC 605-25 for separating consideration in multiple-deliverable arrangements.  As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing U.S. GAAP. ASU 2009-13: 1) establishes a selling price hierarchy for determining the selling price of a deliverable, 2) eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, 3) requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis, 4) significantly expands the disclosures related to a vendor’s multiple-deliverable revenue arrangements.  ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The Company is currently evaluating the impact of adopting ASU 2009-13.

In October 2009, the FASB issued Update No.  2009-14 , “Software (Topic 985)—Certain Revenue Arrangements that     include Software Elements a consensus of the FASB Emerging Issues Task Force” (ASU 2009-14 ).  ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements and provides additional guidance on how to determine which software, if any, relating to tangible product would be excluded from the scope of the software revenue guidance.  In addition, ASU 2009-14 provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes both tangible products and software.  ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The adoption of ASU 2009-14 is not expected to have a material effect on the Company’s financial position or results of operations.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

3.	Adoption of New Accounting Standards

Fair Value Measurements

SFAS No.157, as codified in FASB ASC 820 “Fair Value Measurement and Disclosures”, is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008.  The Company adopted ASC 820 for financial assets and liabilities in the first quarter of fiscal 2008 with no material impact to the consolidated financial statements.  The Company adopted ASC 820 for non-financial assets and liabilities in the first quarter of fiscal 2009 with no material impact to the consolidated financial statements.

ASC 820 applies to all assets and liabilities that are being measured and reported on a fair value basis.  ASC 820 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements.  This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:                Quoted market prices in active markets for identical assets or liabilities.
Level 2:                Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:                Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to ASC 820.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3. There are no assets or liabilities measured at fair value as at September 30, 2009.

Fair Value of Financial Instruments

The fair value represents management’s best estimates based on a range of methodologies and assumptions.  The advances to companies controlled by shareholders and the advances from ultimate shareholders are presumed to have a fair value measured by the cash proceeds exchanged at issuance in accordance with APB-21 “Interest on Receivables and Payables”.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” now codified in FASB ASC 825. This FSP, amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about the fair value of financial instruments in interim as well as in annual financial statements.  This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. Since this FSP at most requires additional disclosures, its adoption did not have a material impact on its consolidated financial statements.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

3.	Adoption of New Accounting Standards (Cont’d)

Subsequent Events

FASB ASC 855, "Subsequent Events", which established principles and requirements for subsequent events is effective for interim or annual reporting periods ending after June 15, 2009.  The statement details the period after the balance sheet date during which the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events.  Since FASB ASC 855 at most requires additional disclosures, the adoption of FASB ASC 855 did not have a material impact on its consolidated financial statements.

FASB Codification

On July 1, 2009, the FASB released the final version of its new Accounting Standards Codification (the “Codification”) as the single authoritative source for U.S. generally accepted accounting principle (“GAAP”).
The Codification replaces all previous U.S. GAAP accounting standards as described in SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles FAS 168.
The Codification replaces all previous U.S. GAAP accounting standards. While not intended to change U.S. GAAP, the Codification significantly changes the way in which the accounting literature is organized.  It is structured by accounting topic to help accountants and auditors more quickly identify the guidance that applies to a specific accounting issue.  The Company has applied the Codification for the first time for its interim financial statements for the nine months ending September 30, 2009.  The adoption of the Codification will not have an effect on the Company’s financial position and results of operations.  However, because the Codification completely replaces existing standards, it will affect the way U.S. GAAP is referenced by FactSet in its consolidated financial statements and accounting policies.

4.	Inventories

	Nine-Month Period Ended September 30,
	2009	2008
Raw materials	$2,101,927	$2,411,380
Work-in-process	3,096,962	2,827,098
Finished goods	1,857,963	1,193,510
	$7,056,852	$6,431,988

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

5.	Pension Plan

The Company sponsors a defined benefit pension plan in which a majority of its employees are members.  The employer contributes 100% to the plan.  The benefits, or the rate per year of credit service, are established by the Company and updated at its discretion.

The Company adopted the provisions of ASC 715, Employers’ Disclosures about Postretirement Benefit Plan Assets, on January 1, 2009.  This standard requires more detailed disclosures about the Company’s plan assets, including investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets.  Additional disclosures are required beginning with the year ended 2009 consolidated financial statements.  There was no impact to the Company’s interim consolidated financial statements.

Cost of Benefits:

The components of the expense we incurred under our pension plan are as follows:

	Nine-Month Period Ended September 30,
	2009	2008

Current service cost, net of employee contributions	$25,642	$48,791
Interest cost on accrued benefit obligation	93,422	101,902
Expected return on plan assets	(79,918)	(103,670)
Amortization of transitional asset	8,633	4,516
Amortization of past service costs	3,932	12,959
Amortization of net actuarial loss	9,744	9,915
Total benefit cost	$61,455	$74,413

Contributions

The Company made $120,859 of contributions to its defined benefit pension plan in the nine month period ended September 30, 2009 and $145,196 for the period ended September 30, 2008.  Changes in the discount rate and actual investment returns which continue to remain lower than the long-term expected return on plan assets could result in the Company making additional contributions.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

6.	Statement of Cash Flow Information

	Nine-Month Period Ended September 30,
	2009	2008

Accounts receivable	$(1,232,982)	$(1,927,782)
Inventories	(758,979)	(604,673)
Prepaid expenses	(332,225)	34,905
Income taxes recoverable	-	-
Accounts payable and accrued liabilities	(498,052)	591,191
Income taxes payable	11,095	(1,946,657)
Changes in non-cash operating elements of working capital	$(2,811,143)	$(3,853,016)
Additional Cash Flows Information:
Interest paid	$165,432	$233,508
Income taxes paid	2,343,832	2,937,564

7.	Related Party Transactions

The following table summarizes the Company's related party transactions for the period measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties:

	Nine-Month Period Ended September 30,
	2009	2008
Company Under Common Significant Influence
Administration fee expense	$113,000	$93,000
Ultimate Shareholder
Consulting fee expense	187,500	113,000

The advances from ultimate shareholders amounting to $150,000 (2008 - $150,000), have no specific terms of repayment and bear interest at 12% per annum.  Interest incurred during the year amounted to approximately $13,500 (2008 - $13,500).  The advances are not to be repaid prior to October 1, 2010.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

8.	Segmented Information

The Company has one operating segment, being the sale of electrical transformers.  Revenues are attributable to countries based on the location of the Company's customers.  Except for revenues derived from United States, it is impracticable to disclose revenues derived from each individual country.

	Nine-Month Period Ended September 30,
	2009	2008

Canada	$29,048,766	$30,196,814
United States	857,575	4,263,079
Others	491,971	1,065,770
Total	$30,398,312	$35,525,663

9.	Subsequent Events

Subsequent to September 30, 2009, the Company obtained a new $ 8,825,000 credit facility which is subject to review annually and consists of an operating demand line of credit, a demand loan and foreign exchange contracts.  Borrowings under the credit facility are limited by certain margin requirements concerning accounts receivable and inventories and bear interest at bank prime rate per annum.  The terms of the banking agreement require the Company to comply with certain financial covenants.  As security for the credit facility the Company and its wholly owned subsidiary have pledged properties in the amount of $9,300,000 and have furnished cross guarantees to the lender.

On November 30, 2009, Sierra Concepts, Inc. changed its name to Pioneer Power Solutions, Inc. and on

December 2, 2009 completed the acquisition of 100% of the outstanding shares of common stock of the Company in a transaction that has been accounted for as a recapitalization of Pioneer Transformers Ltd.

Immediately prior to the share exchange, Pioneer Transformers Ltd. declared and paid a dividend amounting to $2,000,000.

All of the Company’s shares were exchanged for 22,800,000 newly issued shares of common stock of Pioneer Power Solutions, Inc. and a five-year warrant to purchase up to 1,000,000 shares of common stock of Pioneer Power Solutions, Inc. at an exercise price of $3.25 per share.  In connection with the closing of the share exchange, Pioneer Power Solutions, Inc. sold 5,000,000 shares of its common stock at a purchase price of $1 per share in a private placement, resulting in aggregate gross proceeds of $5,000,000.  In addition, at the close of the share exchange, Pioneer Power Solutions, Inc. sold five-year warrants to purchase an aggregate of 1,000,000 shares of its common stock at an exercise price of $2 per share to certain investors for aggregate gross proceeds of $10,000.

Pioneer Transformers Ltd.
Notes to Consolidated Financial Statements
September 30, 2009
Expressed in U.S. Funds
(Unaudited)

9.	Subsequent Events (Cont’d)

Following the closing of the share exchange and the private placement, Pioneer Power Solutions, Inc. transferred all of its pre-share exchange assets and liabilities to a wholly owned subsidiary, Sierra Concepts Holdings, Inc., and immediately thereafter, transferred all of the outstanding common stock of Sierra Concepts Holdings, Inc., in exchange for certain indemnifications, waivers and releases, along with the cancellation of an aggregate of 7,200,000 shares of Pioneer Power Solutions, Inc.’s common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$748.65
Accounting Fees and Expenses	20,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous Fees and Expenses	4,251.35
Total	$75,000.00

Item 14.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and by-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 15.   Recent Sales of Unregistered Securities.

On September 25, 2008, we sold 6,000,000 shares of common stock to David Davis, our former president, chief executive officer, chief financial officer and secretary-treasurer, in exchange for $6,000. These securities were offered and sold to Mr. Davis in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Mr. Davis qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of his acquisition of these shares.

On December 2, 2009, we consummated a private placement pursuant to which we sold an aggregate of 5,000,000 shares of common stock to 18 investors for aggregate gross proceeds of $5,000,000. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities in this private placement qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the private placement.

On December 2, 2009, we entered into a share exchange agreement with Pioneer Transformers Ltd., a company incorporated under the Canada Business Corporations Act,  and Provident Pioneer Partners, L.P., a Delaware limited partnership and the holder of all of the outstanding capital stock of Pioneer Transformers Ltd., pursuant to which Provident Pioneer Partners, L.P. transferred all of the issued and outstanding capital stock of Pioneer Transformers Ltd. to us in exchange for (i) 22,800,000 newly issued shares of our common stock and (ii) a five-year warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.25 per share. These securities were offered and sold to Provident Pioneer Partners, L.P. in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Provident Pioneer Partners, L.P. qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of the share exchange.

On December 2, 2009, we sold Genesis Capital Advisors LLC a five-year warrant to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share for aggregate gross proceeds of $10,000.  This warrant was offered and sold to Genesis Capital Advisors LLC in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Genesis Capital Advisors LLC qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended) at the time of this warrant purchase.

Item 16.   Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Share Exchange Agreement, dated December 2, 2009, by and among Pioneer Power Solutions, Inc., Pioneer Transformers Ltd. and Provident Pioneer Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

3.1
Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 2, 2009).

3.2	By-Laws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 2, 2009).
4.1
Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

4.2
Form of $2.00 Warrant (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

Exhibit No.	Description
4.3
Form of $3.25 Warrant (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

4.4
Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

5.1**	Opinion of Haynes and Boone, LLP.
10.1
Form of Director and Officer Indemnification Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.2
Employment Agreement, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and Nathan J. Mazurek (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.3
Pioneer Power Solutions, Inc. 2009 Equity Incentive Plan (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.4
Form of 2009 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.5
Form of 2009 Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.6
Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and Sierra Concepts Holdings, Inc. (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.7
Stock Purchase Agreement, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and David Davis (Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.8
Agreement for Authorized Sales Representatives, dated March 1, 1995 by and between Pioneer Transformers Ltd. and CHAZ Sales Corp. (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.9
Agreement for Authorized Sales Representatives, dated April 1, 1996, by and between Pioneer Transformers Ltd. and Virelli & Associates, Inc. (Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.10
Agreement for Authorized Sales Representatives, dated September 19, 2003, by and between Pioneer Transformers Ltd. and AESCO Associates Ltd. (Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

Exhibit No.	Description
10.11
Collective Labour Agreement, dated June 1, 2005, by and between Pioneer Transformers Ltd. and The Steelworkers Union on behalf of Local 9414 (Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.12
Agreement for Authorized Sales Representatives, dated May 11, 2006, by and between Pioneer Transformers Ltd. and Techno-Contact, Inc. (Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.13
Lease Amending Agreement, dated August 1, 2006, by and between Pioneer Transformers Ltd. and 2600 Skymark Investments Inc. (Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.14
Agreement dated September 1, 2006, by and among Pioneer Transformers Ltd., Newfoundland Power, Inc., Maritime Electric Company, Limited, Fortisalberta Inc. and Fortisbc Inc. (Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.15
License and Services Agreement, dated May 4, 2007, by and between Pioneer Transformers Ltd. and Oracle Corporation Canada Inc. (Incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.16
ValuePlan Lease, dated September 27, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.17
ValuePlan Lease, dated November 22, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.18
ValuePlan Lease, dated December 11, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.19
ValuePlan Lease, dated December 19, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.20
Agreement dated August 5, 2009, by and between Pioneer Transformers Ltd. and Toronto Hydro-Electric System Limited (Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.21
Agreement dated April 1, 2006, by and between Pioneer Transformers Ltd. and Hydro-Quebec Utility Company (Incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

Exhibit No.	Description
10.22
Commitment Letter, dated July 9, 2009, by and between Pioneer Transformers Ltd. and the Bank of Montreal (Incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

21.1*	List of Subsidiaries.
23.1*	Consent of RSM Richter S.E.N.C.R.L./LLP.
23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* Filed herewith.

** To be filed by amendment.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 25, 2010.

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan J. Mazurek
Name: Nathan J. Mazurek
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Pioneer Power Solutions, Inc., a Delaware corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Nathan J. Mazurek their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nathan J. Mazurek	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Chairman of the Board of Directors (Principal Executive Officer and Principal Accounting Officer)	January 25, 2010
Nathan J. Mazurek
/s/ Yossi Cohn	Director	January 25, 2010
Yossi Cohn
	Director	January 25, 2010
David J. Landes
/s/ David Tesler	Director	January 25, 2010
David Tesler
/s/ Jonathan Tulkoff	Director	January 25, 2010
Jonathan Tulkoff

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement, dated December 2, 2009, by and among Pioneer Power Solutions, Inc., Pioneer Transformers Ltd. and Provident Pioneer Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

3.1
Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 2, 2009).

3.2	By-Laws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 2, 2009).
4.1
Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

4.2
Form of $2.00 Warrant (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

4.3
Form of $3.25 Warrant (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

4.4
Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

5.1**	Opinion of Haynes and Boone, LLP.
10.1
Form of Director and Officer Indemnification Agreement (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.2
Employment Agreement, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and Nathan J. Mazurek (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.3
Pioneer Power Solutions, Inc. 2009 Equity Incentive Plan (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.4
Form of 2009 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.5
Form of 2009 Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.6
Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and Sierra Concepts Holdings, Inc. (Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

Exhibit No.	Description
10.7
Stock Purchase Agreement, dated December 2, 2009, by and between Pioneer Power Solutions, Inc. and David Davis (Incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.8
Agreement for Authorized Sales Representatives, dated March 1, 1995 by and between Pioneer Transformers Ltd. and CHAZ Sales Corp. (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.9
Agreement for Authorized Sales Representatives, dated April 1, 1996, by and between Pioneer Transformers Ltd. and Virelli & Associates, Inc. (Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.10
Agreement for Authorized Sales Representatives, dated September 19, 2003, by and between Pioneer Transformers Ltd. and AESCO Associates Ltd. (Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.11
Collective Labour Agreement, dated June 1, 2005, by and between Pioneer Transformers Ltd. and The Steelworkers Union on behalf of Local 9414 (Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.12
Agreement for Authorized Sales Representatives, dated May 11, 2006, by and between Pioneer Transformers Ltd. and Techno-Contact, Inc. (Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.13
Lease Amending Agreement, dated August 1, 2006, by and between Pioneer Transformers Ltd. and 2600 Skymark Investments Inc. (Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.14
Agreement dated September 1, 2006, by and among Pioneer Transformers Ltd., Newfoundland Power, Inc., Maritime Electric Company, Limited, Fortisalberta Inc. and Fortisbc Inc. (Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.15
License and Services Agreement, dated May 4, 2007, by and between Pioneer Transformers Ltd. and Oracle Corporation Canada Inc. (Incorporated by reference to Exhibit 10.20 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.16
ValuePlan Lease, dated September 27, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

Exhibit No.	Description
10.17
ValuePlan Lease, dated November 22, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.18
ValuePlan Lease, dated December 11, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.19
ValuePlan Lease, dated December 19, 2007, by and between Pioneer Transformers Ltd. and IBM Canada Limited (Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.20
Agreement dated August 5, 2009, by and between Pioneer Transformers Ltd. and Toronto Hydro-Electric System Limited (Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.21
Agreement dated April 1, 2006, by and between Pioneer Transformers Ltd. and Hydro-Quebec Utility Company (Incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

10.22
Commitment Letter, dated July 9, 2009, by and between Pioneer Transformers Ltd. and the Bank of Montreal (Incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K of Pioneer Power Solutions, Inc. filed with the Securities and Exchange Commission on December 7, 2009).

21.1*	List of Subsidiaries.
23.1*	Consent of RSM Richter S.E.N.C.R.L./LLP.
23.2**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* Filed herewith.

** To be filed by amendment.